Exhibit 10.1

LIMITED LIABILITY COMPANY

AGREEMENT

OF

WELSPUN-LONE STAR TUBULARS LLC

A DELAWARE LIMITED LIABILITY COMPANY

Dated as of December 20, 2006

i

SCHEDULE A - MEMBERS

SCHEDULE B – CAPITAL ACCOUNTS, ALLOCATIONS OF PROFIT AND LOSS

SCHEDULE C – BOARD OF MANAGERS

SCHEDULE D – BRIDGE LOANS TERM SHEET

SCHEDULE 8.3(e) – TRANSFEREE TAX REPRESENTATIONS

SCHEDULE 8.12 – CALL RIGHT

EXHIBIT A – INITIAL AUTHORIZED SENIOR EXECUTIVE OFFICERS

EXHIBIT B – ANTI-CORRUPTION POLICY

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of December, 2006 between Lone Star Technologies, Inc., a Delaware corporation (“Lone Star”), and Welspun Pipes, Inc., a Delaware corporation (“Welspun”) (hereinafter collectively referred to as the “Members” or individually as a “Member”).

WHEREAS, Lone Star and Welspun have caused Welspun-Lone Star Tubulars LLC (the “Company”) to be formed on December 19, 2006 as a limited liability company under the Act (as defined below) and do hereby adopt this Agreement as the limited liability company agreement of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined Terms.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Accelerated 1934 Act Company” has the meaning set forth in Section 10.3(a) hereof.

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, Delaware Code Annotated as it may be amended from time to time, and any successor to such Act.

“Additional Return” has the meaning set forth in Section 8.12(ii) hereof.

“Adjusted Capital Account” means the Capital Account of a Member as of the end of a Fiscal Year (a) increased by any amount that such Member is obligated to restore under this Agreement, is treated as obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed obligated to restore under the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and (i)(5) and (b) decreased by the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Affiliate” of a specified person (the “Specified Person”) means any Person (a) who, directly or indirectly, controls, is controlled by, or is under common control with the Specified Person, (b) who, directly or indirectly, owns or controls more than fifty percent (50%) of the Specified Person’s outstanding voting securities or equity interests, (c) of whom the Specified Person, directly or indirectly, owns or controls more than fifty percent (50%) of the outstanding voting securities or equity interests or (d) who has the right, directly or indirectly, to appoint or elect more than 50% of the Specified Person’s board of directors or equivalent managing body.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreement” means each of the Contribution Agreement, the Mutual Services Agreement, Welspun Trademark License and Lone Star Trademark License.

“Annual Business Plan” means a business plan for the Company for a Fiscal Year, which includes detailed financial projections, a Marketing Plan for the Company’s products, a Capital Budget and an Operating Budget.

“Arbitration” has the meaning set forth in Section 12.13 hereof.

“Auditors” means the independent public accountants selected by the Board of Managers to audit the Company’s annual consolidated financial statements, and which shall be one of the Big Four Accounting Firms.

“Authorized Senior Executive Officer” means the respective Person designated in writing from time to time by each of Lone Star and Welspun as the Authorized Senior Executive Officer to resolve disputes arising from a Deadlock between the Members as set forth in Section 5.6 hereof, and as otherwise contemplated by this Agreement.  The initial Authorized Senior Executive Officers for each of the Members are set forth on Exhibit A attached hereto.

“Bending” means bending pipes to various angles.

“Big Four Accounting Firm” means PriceWaterhouseCoopers, Deloitte & Touche, Ernst & Young and KPMG.

“Board of Managers” means the Board of Managers of the Company as designated or elected from time to time by the Members in accordance with the provisions of this Agreement.

“Breach Buy-Sell Notice” has the meaning set forth in Section 8.6(b) hereof.

“Breach Buy-Sell Procedures” has the meaning set forth in Section 8.6(a) hereof.

“Breach Closing Date” has the meaning set forth in Section 8.6(f) hereof.

“Breach Outside Response Date” has the meaning set forth in Section 8.6(c) hereof.

“Breach Response Notice” has the meaning set forth in Section 8.6(c) hereof.

“Bridge Loans” has the meaning set forth in Section 11.4(b) hereof.

“Business” means the business of manufacturing, processing and finishing Spiral Weld Tubular Products.

“Business Day” means a day on which banks are open for general banking business in Dallas, Texas, the United States of America (excluding Saturdays, Sundays and public holidays).

“Buy-Sell Notice” has the meaning set forth in Section 8.5(b) hereof.

“Buy-Sell Procedures” has the meaning set forth in Section 8.5(a) hereof.

“Call Closing Date” has the meaning set forth in Section 8.12(c) hereof.

“Call Exercise Price” has the meaning set forth in Section 8.12(d) hereof.

“Call Initiating Member” has the meaning set forth in Section 8.12(c) hereof.

“Call Notice” has the meaning set forth in Section 8.12(c) hereof.

“Call Selling Member” has the meaning set forth in Section 8.12(c) hereof.

“Capital Account” has the meaning set forth in Section 1.1(a) of Schedule B hereof.

“Capital Budget” means a detailed budget for capital expenditures projected to be made by the Company during a Fiscal Year, if any.

“Capital Call Request” has the meaning set forth in Section 3.3(a)(ii) hereof.

“Capital Contribution” means the total amount of cash, property, services rendered, a promissory note or other obligation to contribute cash or property or perform services, or other valuable consideration contributed to the Company by each Member pursuant to the terms of this Agreement.  Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution made by any predecessor holder of the Interest of that Member.

“Capital Contribution Committee” has the meaning set forth in Section 3.2(b)(ii) hereof.

“Certificate of Formation” means the Certificate of Formation of the Company, as amended or restated from time to time, filed with the Secretary of State of Delaware.

“Chairman” has the meaning set forth in Section 6.3(a) hereof.

“Change of Control” means a transaction pursuant to which ownership of more than fifty percent (50%) of the voting securities of such Person is acquired by a Person (or, if acting as a “group” within the meaning of Rule 13d-5(b) formulated under the meaning of Rule 13, Section 13(d), and Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended, such Persons) not already an Affiliate of such Person through (i) a tender or exchange offer, merger, consolidation, share exchange or other business combination or (ii) a sale of securities, recapitalization, liquidation or dissolution.  In interpreting beneficial ownership under Rule 13d-5(b), the provisions of Rule 13d-3(d)(1)(i) shall be disregarded.

“Claim” has the meaning set forth in Section 7.3(a) hereof.

“Closing Date” has the meaning set forth in Section 8.5(f) hereof.

“Coating” means internal and external anti-corrosion coating.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Interest” means the Interests resulting from the Capital Contributions pursuant to Sections 3.1, 3.2(a), 3.2(b), 3.3(a)(i) and 3.3(a)(ii) hereof.

“Common Interests Value” has the meaning set forth in Section 8.12(i) of Schedule 8.12 hereof.

“Company” has the meaning set forth in the introductory paragraph.

“Company Loan” has the meaning set forth in Section 3.4(c) hereof.

“Competing Business” shall mean any business engaged in the manufacturing, processing, and/or finishing of Spiral Weld Tubular Products.

“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement, dated June 22, 2006, between Lone Star and Welspun Parent.

“Construction Budget” has the meaning set forth in Section 3.2(b)(iv) hereof.

“Construction Plan” has the meaning set forth in Section 3.3(a)(ii) hereof.

“Contract” means any contract, agreement, instrument, commitment or other binding arrangement, whether written or oral.

“Contributing Member” has the meaning set forth in Section 3.4(a) hereof.

“Contribution Agreement” means that certain agreement dated as of the date hereof, by and among Lone Star, Welspun and the Company.

“Contribution Notice” has the meaning set forth in Section 3.3(b) hereof.

“Controller” has the meaning set forth in Section 6.14(a) hereof.

“Deadlock” has the meaning set forth in Section 5.6(a) hereof.

“Dedication Period” has the meaning set forth in Section 8.1(a) hereof.

“Disability” has the meaning set forth in Section 6.4(c) hereof.

“Disenfranchised Member” has the meaning set forth in Section 8.11 hereof.

“Effective Date” has the meaning set forth in Section 2.1 hereof.

“Event of Withdrawal” means an event that causes a Person to cease to be a Member, which events shall be limited to (a) the voluntary withdrawal of a Member consented to in writing by the other Members, (b) assignment (in accordance with the provisions of this Agreement) of all of a Member’s Interest, (c) the making of an assignment for the benefit of creditors, (d) being subject to Bankruptcy (as defined in the Act), (e) appointment of a trustee or receiver for a Member or for all or any substantial part of its property, (f) in the case of a Member that is a general or limited partnership (1) the dissolution and commencement of winding up of the partnership or (2) a distribution of its entire Interest, (g) in the case of a Member that is a corporation (1) the filing of a certificate of dissolution or the equivalent for the corporation or (2) a revocation of its charter or (3) a distribution of its entire Interest, or (h) in the case of a Member that is a limited liability company (1) the filing of articles of dissolution or termination or their equivalent for a limited liability company or (2) a distribution of its entire Interest.

“Fiscal Year” means the fiscal year of the Company, which shall begin on January 1 and end on December 31 of each calendar year, except that if the Company is required under the Code to use a taxable year other than a calendar year, the Fiscal Year shall mean such taxable year.

“Funding Notice” has the meaning set forth in Section 3.2(b)(v) hereof.

“GAAP” means generally accepted accounting principles as used in the United States of America from time to time, applied on a consistent basis from period to period.

“General Manager” has the meaning set forth in Section 6.14(a) hereof.

“Governmental Authority” means any authority, regulatory or administrative agency, commission, department, board, bureau, agency, instrumentality or court of the United States of America or any other nation or sovereign state, any federal, bilateral, or multilateral governmental authority, any state, possession, territory, county, district, city, or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the ordinary course of business) (other than the current liability portion of any indebtedness for borrowed money), (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (vi) the liquidation value, accrued and unpaid  dividends and prepayment or redemption premiums and penalties (if any), unpaid fees or expense and other monetary obligations in respect of any and all redeemable preferred stock or other preferred equity interest of such Person, (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnitee” means either the Company, a Member or other Person that an Indemnitor is obligated to indemnify, defend and hold harmless pursuant to Article 7.

“Indemnitor” means either the Company, or a Member that is obligated to indemnify, defend and hold harmless an Indemnitee pursuant to Article 7.

“Independent Appraiser” has the meaning set forth in Section 8.10(a) hereof.

“Indian GAAP” means generally accepted accounting principles as used in India from time to time, applied on a consistent basis from period to period.

“Initiating Member” has the meaning set forth in Section 8.5(b) hereof.

“Interest” refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Certificate of Formation, this Agreement and the Act.

“Interest Period” means the period of time commencing on the date the contribution for the Preferred Interest or Company Loan is made or deemed made and ending on the thirty-day anniversary thereof, and thereafter, each subsequent period commencing on the first day immediately following the preceding Interest Period and ending on the thirty-day anniversary thereof.

“Law” means any statute, law, treaty, ordinance, rule, regulation, instrument, directive, decree, permit, agreement, Order or injunction of or with any Governmental Authority, and includes, without limitation, rules or regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

“LCIA” has the meaning set forth in Section 12.13 hereof.

“Lender Notice” has the meaning set forth in Section 8.2(b)(i) hereof.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in Contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“LIBOR Rate” means, with respect to any Preferred Interest or Company Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of the Dow Jones Market Service, or any successor to or substitute for the Dow Jones Market Service, providing rate quotations comparable to those currently provided on such page of the Dow Jones Market Service, for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of the applicable Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Loan” has the meaning set forth in Section 11.4 hereof.

“Lone Star” has the meaning set forth in the introductory paragraph.

“Lone Star Change of Control” means a Change of Control of Lone Star or Lone Star Steel Company, L.P. that occurs within twenty-four (24) months of the date hereof.

“Lone Star Designees” has the meaning set forth in Section 6.3(a) hereof.

“Lone Star Initial Payment” has the meaning set forth in Section 3.2(a)(i) hereof.

“Lone Star Trademark License” means the Lone Star Trademark License, dated as of the date hereof, between Lone Star and the Company.

“Losses” has the meaning set forth in Section 7.2(a) hereof.

“Marketing Plan” means a detailed plan for marketing the products produced by the Company during the following Fiscal Year.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company, or (ii) the ability of Lone Star or Welspun, as the case may be, to consummate the transactions contemplated by this Agreement or perform their respective obligations under this Agreement or the Ancillary Agreements to which either of them is a party.

“Mediation” has the meaning set forth in Section 5.6(a) hereof.

“Members” means those Persons executing this Agreement as members of the Company, including any substitute Members, in such Person’s capacity as a Member of the Company.

“Mutual Services Agreement” means the Mutual Services Agreement, dated as of the date hereof, between Lone Star and Welspun Parent.

“Net Cash Flow” means, with respect to any fiscal period, all cash receipts of the Company during the period (excluding any Capital Contributions), less payments for Operating Expenses, payments of principal, premium or interest on Indebtedness (including Company Loans), maintenance and capital expenditures.  Unless otherwise unanimously agreed by the Members, distributions of Net Cash Flow shall not be considered a return of a Member’s Capital Contribution.

“Non-Competition Period” has the meaning set forth in Section 11.2(a) hereof.

“Non-Contributing Member” has the meaning set forth in Section 3.4(a) hereof.

“Non-Represented Member” has the meaning set forth in Section 6.3(c) hereof.

“Non-Transferring Member” has the meaning set forth in Section 8.8(a) hereof.

“Notice” means a writing, containing the information required by this Agreement to be communicated to a party, delivered or sent in the manner set forth in Section 12.16 hereof.

“Notice of Proposed Issuance” has the meaning set forth in Section 8.11 hereof.

“Offer” has the meaning set forth in Section 8.8(a) hereof.

“Officers” has the meaning set forth in Section 6.14(a) hereof.

“Operating Budget” means a detailed budget for Operating Expenses projected to be made by the Company during a Fiscal Year, if any.

“Operating Expenses” means, with respect to any fiscal period, the amount of cash expended by the Company in the ordinary course of business during the period in connection with its operations, but not including any payments of principal, premium or interest on Indebtedness or capital expenditures.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.

“Outside Response Date” has the meaning set forth in Section 8.5(c) hereof.

“Percentage Interest” means the percentage set forth opposite each Member’s name on Schedule A, which may be modified from time to time to reflect Transfers of Common Interest in conformance with Article 8.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, joint venture, trust, estate or other entity.

“Plan” has the meaning set forth in Section 3.2(b)(iv) hereof.

“Preferred Interest” has the meaning set forth in Section 3.4(a) hereof.

“Price” has the meaning set forth in Section 8.10(a) hereof.

“Project Financing” has the meaning set forth in Section 11.4 hereof.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Proposed Issuance” has the meaning set forth in Section 8.11 hereof.

“Public Market” has the meaning set forth in Section 10.4(c).

“Quorum” has the meaning set forth in Section 6.3(b) hereof.

“Remaining Interest” has the meaning set forth in Section 8.9 hereof.

“Requested Additional Capital Contribution” has the meaning set forth in Section 3.3(a)(i) hereof.

“Required Additional Capital Contribution” has the meaning set forth in Section 3.3(a)(ii).

“Required Additional Capital Contribution Notice” has the meaning set forth in Section 3.3(a)(ii).

“Response Notice” has the meaning set forth in Section 8.5(c) hereof.

“Sale Event” has the meaning set forth in Section 8.7 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Secretary” has the meaning set forth in Section 6.14(a) hereof.

“Settlement Notice” has the meaning set forth in Section 7.3(b) hereof.

“Sole Arbitrator” has the meaning set forth in Section 12.13 hereof.

“Specified Person” has the meaning set forth in the definition of Affiliate.

“Spiral Weld Mill” means the manufacturing facility, the land and related roads, surface parking, railway connections and outbuildings to be constructed and fitted for the purpose of the manufacture of Spiral Weld Tubular Products.

“Spiral Weld Tubular Products” means helical submerged arc welded steel pipe produced from steel hot rolled coils.

“Tax Distribution” has the meaning set forth in Section 4.1(a) hereof.

“Tax Matters Member” has the meaning set forth in Section 10.4(f) hereof.

“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Authority responsible for the administration of any tax.

“Third Party” means any other Person who is not a Member and not an Affiliate of a Member.

“Transfer” means (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Transferring Member” has the meaning set forth in Section 8.8(a) hereof.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code as amended from time to time.

“Triggering Member” has the meaning set forth in Section 8.7 hereof.

“UNCITRAL” has the meaning set forth in Section 12.13 hereof.

“Welspun” has the meaning set forth in the introductory paragraph.

“Welspun Designees” has the meaning set forth in Section 6.3(a) hereof.

“Welspun Capital Contributions Obligations” has the meaning set forth in Section 12.20 hereof.

“Welspun Change of Control” means a Change of Control of Welspun or Welspun Parent that occurs within twenty-four (24) months of the date hereof.

“Welspun Parent” means Welspun Gujarat Stahl Rohren Limited, a company incorporated under the Indian Companies Act, 1956.

“Welspun Trademark License” means the Welspun Trademark License, dated as of the date hereof, between Welspun Parent and the Company.

“Working Capital Loan” has the meaning set forth in Section 11.4 hereof.

ARTICLE 2

FORMATION AND OFFICES

2.1           Formation.

Pursuant to the Act, the Company was formed as a Delaware limited liability company on December [    ], 2006 (the “Effective Date”) upon the filing of its Certificate of Formation with the Secretary of State of Delaware.

2.2           Principal Office.

The principal office of the Company shall be located at c/o Lone Star Technologies, Inc., 15660 N. Dallas Pkwy., Suite 500, Dallas, TX 75248 USA or at such other place or places as the Board of Managers may determine from time to time.

2.3           Registered Office and Registered Agent.

The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Company’s Certificate of Formation, or such other place or agent as determined from time to time by the Board of Managers.

2.4           Purpose of Company.

The purpose for which the Company is organized shall be (i) to build or otherwise acquire a Spiral Weld Mill and the machinery and equipment necessary and appropriate for conducting the Business, (ii) to engage in the Business, (iii) to build and operate a Coating and Bending operation at the Spiral Weld Mill and (iv) to conduct such other activities as may be necessary or desirable to further the Business.  The Company shall not engage in any other business or activity, except as determined by the unanimous consent of the Members.

2.5           Term.

The term of the Company shall commence on the date of the filing of its Certificate of Formation in accordance with the Act and shall continue in existence until dissolution and termination thereof in accordance with the provisions of Article 9 hereof.

ARTICLE 3

CAPITALIZATION OF THE COMPANY

3.1           Initial Capital Contributions.

(a)           Each Member has made a Capital Contribution as of the date hereof in the kind and amount set forth opposite such Member’s name and address on Schedule A attached hereto.

(b)           Neither Member shall be required to or shall be permitted to make additional Capital Contributions (other than as set forth in the Contribution Agreement and Sections 3.2 and 3.3 hereof) unless both Members agree thereto in writing.

3.2           Additional Capital Contributions.

(a)           Subject to the terms and conditions contained in the Contribution Agreement, simultaneously with the Closing (as such term is defined in the Contribution Agreement):

(i)            Lone Star shall contribute in cash to the Company, in immediately available funds, (A) $4,000,000 less (B) the amount of any documented out-of-pocket costs for the benefit of the Company that it has paid (or is payable) to a third party (which, if in excess of $5,000, individually, has been approved by Welspun) by Lone Star prior to Closing.

(ii)           Welspun shall contribute in cash to the Company, in immediately available funds (A) $6,000,000 less (B) the amount of any documented out-of-pocket costs for the benefit of the Company that it has paid (or is payable) to a third party (which, if in excess of $5,000, individually, has been approved by Lone Star) by Welspun prior to Closing.

(b)           (i)            As instructed in a Funding Notice (as defined below), Lone Star and Welspun shall each make mandatory additional Capital Contributions in cash, in immediately available funds, to the Company pro rata based on its Percentage Interest; provided, however, (A) Lone Star shall not be obligated to contribute in the aggregate under this Section 3.2(b) more than (i) $9,200,000 less (ii) the product of (I) Lone Star’s Percentage Interest times (II) the actual amount that the Project Financing exceeds $33,000,000 and (B) Welspun shall not be obligated to contribute in the aggregate under this Section 3.2(b) more than (i) $13,800,000 less (ii) the product of (I) Welspun’s Percentage Interest times (II) the actual amount that the Project Financing exceeds $33,000,000; provided, further, however, that for purposes of clarity, the foregoing proviso shall not limit the amounts required to be contributed pursuant to Sections 3.1, 3.2(a) and 3.3.

(ii)           The Company hereby creates a capital contribution committee (the “Capital Contribution Committee”).  The Capital Contribution Committee shall consist of two members, and each Member shall have the right to appoint one member to such committee.  Each such member shall serve until his death, Disability, resignation or removal as provided by Section 3.2(b)(iii).

(iii)          (A)          Lone Star’s representative on the Capital Contribution Committee may be removed from such position at any time, with or without cause, by Lone Star and replaced by Lone Star with a new individual who shall serve as Lone Star’s representative on the Capital Contribution Committee.  Welspun’s representative on the Capital Contribution Committee may be removed from such position at any time, with or without cause, by Welspun and replaced by Welspun with a new individual who shall serve as Welspun’s representative on the Capital Contribution Committee.

(B)           A member of the Capital Contribution Committee may resign from such position at any time.  Upon the resignation of the member of the Capital Contribution Committee who was appointed by Lone Star, Lone Star shall be entitled to appoint a new individual to serve on the Capital Contribution Committee as Lone Star’s representative.  Upon the resignation of a member of the Capital Contribution Committee who was appointed by

Welspun, Welspun shall be entitled to appoint a new individual to serve on the Capital Contribution Committee as Welspun’s representative.

(C)           Upon the death or Disability of a member of the Capital Contribution Committee who was Lone Star’s representative on the Capital Contribution Committee, Lone Star shall be entitled to appoint a new individual to serve on the Capital Contribution Committee as Lone Star’s representative.  Upon the death or Disability of a member of the Capital Contribution Committee who was Welspun’s representative on the Capital Contribution Committee, Welspun shall be entitled to appoint a new individual to serve on the Capital Contribution Committee as Welspun’s representative.

(iv)          The Members hereby agree that an aggregate of $66,000,000 in cash (the “Construction Budget”), which includes the Project Financing, will be necessary for the completion of the construction of the Spiral Weld Mill, the installation at the Spiral Weld Mill of the machinery and equipment necessary and appropriate for conducting the Business and to build and operate a Coating and Bending operation at the Spiral Weld Mill.  Completion will occur at the time that the Spiral Weld Mill is consistently capable of commercial production of Spiral Weld Tubular Products. The purpose of the Capital Contribution Committee shall be to call for and deploy the Construction Budget in an orderly fashion in order to fund completion of the Spiral Weld Mill in accordance with the Plan (as defined below).  The members of the Capital Contribution Committee shall determine an appropriate construction and completion schedule, taking into account the Construction Budget, in respect of the Spiral Weld Mill, which shall be submitted to and approved by the Board of Managers (the “Plan”).

(v)           Upon the approval of both members of the Capital Contribution Committee, the Capital Contribution Committee shall issue a written funding notice (the “Funding Notice”) to each Member pursuant to this Section 3.2(b) specifying the amount in cash of the Capital Contribution to be made by each Member and the date and time at which such Capital Contribution is to be made; provided, however, that the date on which the Capital Contribution is to be made shall be at least twenty (20) days after the date of the Funding Notice and the Capital Contribution shall be pro rata based on each Member’s Percentage Interest.  Funding Notices shall be issued in sequence by the Capital Contribution Committee in the amounts and at the times determined to be necessary for the orderly, prompt and uninterrupted construction of the Spiral Weld Mill and Coating and Bending operation at the Spiral Weld Mill.  The Capital Contribution Committee shall not issue Funding Notices calling for Capital Contributions in the aggregate exceeding the Construction Budget less the greater of $33,000,000 or the actual amount of the Project Financing.  If the members of the Capital Contribution Committee are unable to agree as to the amount or timing of a Funding Notice, then either member of the Capital Contribution Committee may refer the controversy to the Board of Managers, which may issue the Funding Notice and the decision of the Board of Managers shall be binding on the Members.  When a Funding Notice has been issued by the Capital Contribution Committee or the Board of Managers, neither Member shall have the right to challenge the amount or timing of the Capital Contribution requested thereby.

(vi)          Lone Star hereby appoints Nikhil Amin as its initial member of the Capital Contribution Committee, and Welspun appoints Rajesh Chokhani as its initial member of the Capital Contribution Committee.

(c)           Any amounts contributed pursuant to Section 3.2(a) and (b) shall increase the Capital Contributions and Capital Account (as defined on Schedule B hereto) of the contributing Member.

3.3           Requested and Required Additional Capital Contributions.

(a)           (i)            Subject to the limitations set forth in this Section 3.3, the Company may at any time or from time to time, after reasonably exhausting all alternate debt funding options, request that each Member make Capital Contributions to the Company pro rata based on its Percentage Interest, when and if the Board of Managers determines to call for such Capital Contributions in accordance with this Agreement (“Requested Additional Capital Contribution”).  For purposes of clarification, the Members shall not be obligated to make a Requested Additional Capital Contribution under this Section 3.3(a)(i) (and the provisions of Section 3.4(b) shall not be applicable) unless both Members so agree in writing.

(ii)           In addition, each Member may at any time during the period ending 18 months after the Closing (as defined in the Contribution Agreement), but only one time during such period, request (a “Capital Call Request”) that the Board of Managers call on the Members to make a Required Additional Capital Contribution (as defined below) to the Company pro rata based on their relative Percentage Interest; provided, however, that (A) the Members shall not be required to make a Required Additional Capital Contribution unless at least $33,000,000 has been borrowed as Project Financing and all alternate debt funding options have been reasonably exhausted and (B) the total amount of the Required Additional Capital Contribution required under this Section 3.3(a)(ii) shall not exceed $2,400,000 for Lone Star and $3,600,000 for Welspun.  In the event that the Board of Managers is unable to decide whether or not to require the Members to make a Required Additional Capital Contribution within ten (10) days of a Member’s Capital Call Request, then the issue shall be referred for resolution to the Members’ Authorized Senior Executive Officers, who shall attempt to resolve such issue within ten (10) days from such referral (or, if mutually agreed by such Authorized Senior Executive Officers, a longer period of time).  If the Members’ Authorized Senior Executive Officers are unable to resolve such issue within such time period, the original Member making the Capital Call Request shall have the ability to unilaterally require a Required Additional Capital Contribution (subject to the proviso of the first sentence of this Section 3.3(a)(ii)).  Such request shall be made in the form of a Notice to the other Member and shall specify the aggregate amount of such Capital Contribution and the pro rata portion due from each Member (a “Required Additional Capital Contribution Notice”).  Such additional Capital Contributions are referred to herein as the “Required Additional Capital Contribution.”  If the Board of Managers and the Authorized Senior Executive Officers are unable to reach an agreement and the requesting Member elects to require the Members to make a Required Additional Capital Contribution, the aggregate amount of the Required Additional Capital Contribution shall be determined by the requesting Member based solely upon the requesting Member’s estimate of (i) any shortfall in the amount of funds needed to complete the Spiral Weld Mill, build and operate a Coating and Bending operation at the Spiral Weld Mill and purchase the necessary equipment and machinery in a manner that will allow the Company to operate the Business substantially in accordance with the Construction Budget and the construction plan that shall be finalized at a meeting of the Board of Managers within 30 days from the date hereof (“Construction Plan”) and/or (ii) any shortfall in the amount of funds needed to complete all testing, modifications and enhancements to the Spiral Weld Mill (including the necessary and appropriate equipment) and its operating plans in order for the Spiral Weld Mill and Coating and Bending operations to be fully functional to conduct the Business at the level contemplated by the Construction Plan.  In making such determination, the requesting Member shall not be required to reach agreement or to prove the reasonableness of its estimates or determinations.  In no event shall the lack of agreement between the Members during such consultation be deemed to constitute a Deadlock.

(b)           On each occasion that the Board of Managers calls for the Members to make a Requested Additional Capital Contribution to the Company pursuant to Section 3.3(a), the Board of Managers shall deliver to each such Member a Notice (the “Contribution Notice”).  Each Member shall make its Requested Additional Capital Contribution or Required Additional Capital Contribution within twenty (20) Business Days after the date of receipt of the Contribution Notice or the Required Additional Capital Contribution Notice.

(c)           Any amounts contributed pursuant to this Section 3.3 shall increase the Capital Contributions and Capital Account (as defined on Schedule B hereto) of the contributing Member.

(d)           Notwithstanding anything to the contrary, a Non-Represented Member shall not be obligated to make any further Capital Contributions pursuant to this Agreement or any Ancillary Agreement.

3.4           Failure to Make Capital Contributions.

(a)           If any Member does not fund a Capital Contribution required by Section 3.2 or a Required Additional Capital Contribution in accordance with Section 3.3(a)(ii) within the time specified (time being of the essence) (a “Non-Contributing Member”), then the other Member (the “Contributing Member”), provided it has funded its Capital Contribution required by Section 3.2 or 3.3(a)(ii) as applicable, (i) shall treat the Capital Contribution under such section as a preferred interest (the “Preferred Interest”) and (ii) may fund the amount of the Non-Contributing Member’s Capital Contribution as a Preferred Interest.  For purposes of clarification, after the Contributing Member has funded its Capital Contribution and the Non-Contributing Member’s Capital Contribution, the Non-Contributing Member shall not have the ability to make such Capital Contribution.  The Preferred Interest shall have the following terms:

(i)            The Preferred Interest shall, with respect to distribution rights (other than Tax Distributions) and rights on liquidation, dissolution and winding up of the affairs of the Company, rank senior to the Common Interest of the Company and any other classes and series of membership interests of the Company.  The Preferred Interest shall be non-voting.

(ii)           The holder of the Preferred Interest shall be entitled to receive dividends out of Net Cash Flow prior and in preference to the payment of any distributions in respect of the Preferred Interest or Common Interests at the annual rate equal to the aggregate outstanding amount of such Preferred Interest times the sum of (A) the LIBOR Rate plus (B)(i) 4% for the first six months (inclusive), (ii) 5% for months seven through nine (inclusive), (iii) 6% for months ten through twelve (inclusive) and (iv) 7% thereafter; provided, however, that in no event shall the interest rate exceed 18% per annum.  Such dividends on the Preferred Interest will be cumulative and will compound on a daily basis (based on a 360 day year and actual days elapsed).  No dividends shall be paid with respect to the Common Interests (other than Tax Distributions) during any calendar year unless distributions attributable to the Preferred Interest, including the accrued and unpaid dividends required by this Section 3.4(a)(ii), shall have first been paid to the Preferred Interest.

(iii)          Notwithstanding Sections 4.1 and 6.7, in the event that there is positive Net Cash Flow, the holder of the Preferred Interest, or the Company, in either of their sole discretion, may require the Company to distribute such Net Cash Flow to the holder of the Preferred Interest in accordance with Section 4.3(a).

(b)           In addition to the alternative set forth in Section 3.4(a), if any Member does not fund its Capital Contribution pursuant to Section 3.2, the Contributing Member, provided it has funded its Capital Contribution pursuant to Section 3.2, may elect to be treated as the Initiating Member for all purposes under Section 8.6(b) of this Agreement, and the non-performing Member shall be treated as the non-Initiating Member for all purposes under Section 8.6(b) of this Agreement, and the funding Member and non-funding Member shall have all of the rights, duties and obligations of the Initiating Member and the non-Initiating Member, respectively, set forth in Sections 8.6(b) through 8.6(g) hereof, including the rights set forth in Section 8.6(e) hereof.  For greater certainty, as required by Section 8.6, if the non-Initiating Member elects in its Breach Response Notice to be the seller or if the non-Initiating Member does not comply with any applicable requirement of subsections (c) or (d) of Section 8.6 in a timely manner (time being of the essence), then the non-Initiating Member shall be deemed to have elected to be the seller and the Initiating Member shall be deemed to have elected to be the purchaser but based on a Price equal to 75% of the original Price.

(c)           If any Member does not fund a Requested Additional Capital Contribution in accordance with Section 3.3(a)(i) within the time specified (time being of the essence), then notwithstanding what is contained in Section 3.3(a)(i), the other Member may, provided it has funded its Requested Additional Capital Contribution, elect (x)(i) to treat its Requested Additional Capital Contribution as a loan to the Company and (ii) lend the entire amount of the Non-Contributing Member’s Requested Additional Capital Contribution required pursuant to Section 3.3 to the Company (clauses (i) and (ii) together, a “Company Loan”) with recourse solely to the Company and its assets and/or (y) to invoke the provisions of Section 8.5.  For purposes of clarification, after the Contributing Member has funded its Requested Additional Capital Contribution and the Non-Contributing Member’s Requested Additional Capital Contribution, the Non-Contributing Member shall not have the ability to make such Requested Additional Capital Contribution.  Any Company Loan shall be expressly subordinated to any senior credit facility of the Company to the extent required by such senior credit facility, and the Company shall bear all costs and expenses related thereto and to the negotiation and documentation thereof, including the fees and expenses of the Contributing Member’s counsel and accountants.  Any Company Loan shall not be treated as a Capital Contribution by the Contributing Member and shall not increase the Capital Account of the Contributing Member or result in any adjustment to the Member’s Percentage Interest.  Each Company Loan shall bear interest at a rate equal to the LIBOR Rate plus 4% per annum (computed on the basis of a 360 day year and actual days elapsed), compounded monthly on the first day of each calendar month.  All payments on all Company Loans shall be applied first to accrued interest on all Company Loans, then to unpaid principal.  Payments on account of interest on Company Loans shall be made on a “last in, first out” basis so that the accrued interest on the newest Company Loan is paid first.  Likewise, principal payments on Company Loans repaid by the Company shall be made on a “last in, first out basis” such that the most recent Company Loans are repaid first.  Company Loans shall be repaid as quickly as practicable taking into account any restrictions under any then-existing senior credit facility provided by an institutional lender.

(d)           The Members hereby confirm that the Contributing Member shall not be entitled to invoke the remedies under Section 8.5 or 8.6 solely due to the fact that Non-Contributing Member did not fund the Required Additional Capital Contribution pursuant to Section 3.3(a)(ii).

3.5           No Liability; No Deficit Restoration.

The Members shall not be bound by, nor be personally liable for, any additional Capital Contribution of any other member or the expenses, Liabilities, Indebtedness or obligations of the Company or of any other Member (unless the assumption of any such expense, Liability, Indebtedness or obligation is otherwise expressly agreed to by such Member in writing).  Unless otherwise expressly agreed to by such Member in writing, the Liability of each Member for Capital Contributions shall be limited solely to the amount of its Capital Contributions made to date and as required in Sections 3.2 and 3.3; provided, however, that after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent provided by the Act.  No Member shall have any obligation to restore any deficit in its Capital Account.

3.6           Sole Benefit.

It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any additional Capital Contributions or to make any loans to the Company are for the sole benefit of the Members and may not be exercised on behalf of the Members or invoked or enforced for any other purpose by any other Person, including by the holder of any Loan documents (as such documents may be amended, restated, increased or superseded) or by any trustee in a bankruptcy proceeding.

3.7           Capital Withdrawal Rights, Interest and Priority.

Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Contribution or to receive any distributions from the Company.  In the event a Member withdraws from the Company in violation of this Agreement and the Business of the Company is continued, the Member shall not be entitled to receive back its Capital Contribution nor receive back the fair market value of its Interest and shall not be entitled to receive any other type or form of payment from the Company prior to the dissolution or winding up of the Company in accordance with this Agreement; instead, such Member shall have the status of an assignee of an Interest.  Except as expressly provided in this Agreement, no Member shall be entitled to receive or be credited with any interest on the balance of such Member’s Capital Contribution at any time.

3.8           Usury Savings Clause.

Any provision herein, or in any other document executed or delivered in connection with any Company Loan, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither the Contributing Member nor any other holder of a Company Loan shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder or thereunder be credited, so that the Contributing Member or any other holder of a Company Loan shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the Company.  If any construction of this Agreement, or any other document executed or delivered in connection with any Company Loan, indicates a different right given to the Contributing Member to ask for, demand or receive any larger sum as interest, such is a mistake in calculation in or wording which this clause shall override and control, it being the intention of the Company and the Members, including any Contributing Member, that this Agreement and any other documents executed in connection with any Company Loan conform strictly to applicable usury laws.  In no event shall the amount treated as the total interest exceed the maximum amount of interest which may be lawfully contracted for, charged, taken, received or reserved by a Contributing Member in accordance with applicable usury laws, taking into account all items which are treated as interest under applicable law, computed in the aggregate over the full term of the Company Loan(s) evidenced hereby or by any related agreement or document.  In the event that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Agreement and any other documents executed in connection with any Company Loan shall ever exceed the maximum nonusurious rate under applicable law, any sum in excess thereof shall be applied to the reduction of the unpaid principal balance of the Company Loan(s) and if such unpaid principal balance is paid in full, the remaining excess, if any, shall be paid to the Company.

ARTICLE 4

CASH DISTRIBUTIONS; PROFITS AND LOSSES FOR TAX PURPOSES

4.1           Cash Distributions Prior to Dissolution.

(a)           Subject to Section 3.4(a)(iii), the Board of Managers shall have the right to determine how much Net Cash Flow, if any, of the Company shall be distributed among the Members each year; provided, however, if such Net Cash Flow is otherwise available, the Board of Managers shall cause the Company to distribute to each Member prior to the due date of the Member’s quarterly estimated tax payments, an amount of Net Cash Flow (the “Tax Distribution”) equal to the excess of:  (A) (i) the highest marginal federal, state, and local income tax rate applicable to a corporation organized and doing business solely in the jurisdiction where the Spiral Weld Mill is located, multiplied by (ii) taxable net income and gain to be allocated (or allocated) to, the Member under Schedule B for the current (or previous) Fiscal Year, as reasonably estimated by the Board of Managers; over (B) prior distributions to such Member during or with respect to such Fiscal Year pursuant to this Article 4.  The Board of Managers, in its sole discretion, may adjust Tax Distributions to a Member to take into account the type of income allocated and any net losses or credits currently and previously allocated to the Member that may offset taxable income for the current (or just completed) Fiscal Year and the amount of such Tax Distribution shall be reduced as provided in Section 4.5.  Any amount distributed pursuant to this Section 4.1 shall be deemed as an advance against the next distribution or distributions to such Member and shall reduce, dollar for dollar, future amounts otherwise distributable to such Member pursuant to Sections 4.3 or 9.3.  The Board of Managers shall determine or cause to be determined the amount of the Tax Distributions and its determination shall be final and binding on all Members for purposes of this Section 4.1.

(b)           Notwithstanding anything to the contrary herein provided, no distribution hereunder shall be permitted to the extent prohibited by the Act.  Currently, among other prohibitions, the Act prohibits the Company from making a distribution to the extent that, after giving effect to the distribution, (i) the Company would not be able to pay its debts as they become due in the usual course of business or (ii) the Company’s total assets would be less than the sum of its total liabilities, with Capital Contributions not being deemed a liability.

4.2           Persons Entitled to Distributions.

Any distributions of Net Cash Flow to the Members under Section 4.1 hereof shall be made to the Persons shown on the records of the Company to be entitled thereto as of the last day of the fiscal period prior to the fiscal period in which such distribution is to be made, unless the transferor and transferee of any Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Board of Managers.

4.3           Specific Payment Priorities.

Subject to Section 7.2(b) hereof, any distributions of Net Cash Flow to the Members under Section 4.1 (other than Tax Distributions) hereof shall be made in the order of priority set forth below:

(a)           First, to any Member that has a Preferred Interest pursuant to Section 3.4(a) until such Member has been paid in full an amount, taking into account all prior distributions under this Section 4.3(a), equal to the amount of Capital Contributions that are treated or paid as Preferred Interest pursuant to Section 3.4(a)(i) plus cumulative dividends pursuant to Section 3.4(a)(ii);

(b)           Second, to all Members until each Member has been paid in full an amount, taking into account all prior distributions under this Section 4.3(b), equal to all Capital Contributions it made pursuant to Sections 3.1, 3.2, 3.3 and 3.4; and

(c)           Third, the balance, if any, to the Members in accordance with their respective Percentage Interests.

4.4           Allocation of Profits and Losses for Tax Purposes and Special Allocations.

All profits and losses for Tax purposes of the Company and all special allocations of the Company shall be determined in accordance with Schedule B attached hereto.

4.5           Withholding.

If the Company is required to withhold any portion of any amounts distributed or paid to a Member by applicable U.S. federal, state, local or foreign Tax laws, the Company may withhold such amounts and make such payments to Taxing Authorities as are necessary to ensure compliance with such Tax laws.  Any funds withheld by reason of this Section 4.5 shall nonetheless be deemed distributed to such Member in question for all purposes of this Agreement and, to the extent withheld pursuant to Sections 1442, 1445 or 1446 of the Code, shall reduce the amount of any Tax Distribution otherwise payable under Section 4.1.  If the Company does withhold from actual distributions any Tax required to be withheld by applicable Tax laws, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for such Tax and charge interest at a rate determined by the

Board of Managers not to exceed the Company’s average cost of capital for the most recently elapsed twelve (12) full months except to the extent such withholding otherwise reduces a Tax Distribution under Section 4.1, or (ii) reduce any subsequent distributions or payments to such Member by such Tax.  For purposes of the preceding sentence, “Tax” shall include any interest, penalties or additions thereto; provided, however, that it will not include interest, penalties, or additions to tax caused by the gross negligence of the Company.  The obligation of a Member to reimburse the Company for such amounts shall continue after such Member transfers or liquidates its Interest in the Company and shall constitute a debt to the Company.  Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist in determining the extent of, and in fulfilling, any withholding obligations the Company may have.

4.6           Non Cash Distributions.

Non-cash assets of the Company distributed in kind shall be valued at their then fair market value as determined by the Board of Managers.  In the event that the Board of Managers is unable to agree on the fair market value, the Board of Managers shall select an appraiser with experience in making such valuations to determine the fair market value of such assets.

ARTICLE 5

MEMBERS

5.1           Meetings of Members; Place of Meetings.

Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Board of Managers or by any Member.  All meetings of the Members shall be held at the principal office of the Company as set forth in Section 2.2 hereof, or at such other place as shall be designated from time to time by the Board of Managers and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof.  Members may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members participating in the meeting can hear each other.  Participation in a meeting in this manner shall constitute presence in person at such meeting.

5.2           Quorum; Voting Requirement.

(a)           The presence, in person or by proxy, of all of the Members shall constitute a quorum for the transaction of business by the Members.

(b)           The affirmative vote of all the Members shall constitute a valid decision of the Members.  Notwithstanding the foregoing, if a Member reasonably believes that the Company has a material claim against the other Member or any of such other Member’s Affiliates for a breach of this Agreement or any other Contract or otherwise that either Member or its Affiliates entered into with the Company, then the first Member, after having attempted to resolve the matter through consultations between the Authorized Senior Executive Officers of each Member, may, in its discretion (and without the necessity of the other Member agreeing with such course of action), cause the Company to pursue such claim against the other Member or such other Member’s Affiliates, as the case may be, in accordance with Section 12.13 hereof (to the extent such claim relates to a matter governed by the terms hereof), in accordance with the terms of any other Contract that either Member or its Affiliates entered into with the Company (to the extent such claim relates to a matter governed by the terms thereof) or, if such claim does not relate to this Agreement or any other such Contract, by causing the Company to bring any action at law or in equity in any court of competent jurisdiction.

5.3           Proxies.

At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing (by means of electronic transmission or as otherwise permitted by applicable Law) signed by such Member and bearing a date not more than one year prior to such meeting.

5.4           Action without a Meeting.

Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior Notice and without a vote, if a consent in writing setting forth the action so taken is signed by all the Members, and filed with the Company.  Such consent may be executed by facsimile or other agreed electronic means and may be executed in counterparts.

5.5           Notice.

Notice stating the place, date and time of a meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) days nor more than sixty (60) days before the date of the meeting, by or at the direction of the Board of Managers or either Member, to each Member entitled to vote at such meeting.  When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by a Member, whether before, at, or after the time stated in such Notice, shall be equivalent to the giving of such Notice.  A Member may also waive Notice by attending a meeting without objection to a lack of Notice.

5.6           Deadlock.

(a)           Except as set forth in Section 5.2(b) hereof, in the event that the Members are deadlocked (a “Deadlock”) on any issue set forth in this Agreement or otherwise related to the Company or its Business and operations, such issue shall be referred for resolution to the Members’ respective Authorized Senior Executive Officers, who shall attempt to resolve such issue within fifteen (15) Business Days after such Deadlock occurs (or, if mutually agreed by such Authorized Senior Executive Officers, a longer period of time).  If the Authorized Senior Executive Officers are unable to resolve such issue within such time period, the Deadlock shall be mediated (the “Mediation”) within fifteen (15) days from the date a written request for mediation is made by either Member.  The Mediation shall take place in New York, New York and be administered by the New York office of JAMS, unless otherwise agreed to by the Members.  The administration fees and expenses of the Mediation shall be borne equally by the Members.  The Mediation shall be conducted before a single mediator to be agreed upon by the Members, or in the absence of an agreement, a single mediator admitted to practice law for ten (10) years or more who specializes in commercial litigation disputes, and appointed by JAMS.  If the Members are unable to resolve the Deadlock at the Mediation, either Member shall have the right to invoke the provisions of Section 8.5.

(b)           Any resolution of a Deadlock pursuant to this Section 5.6 shall be in writing and, when signed by the Persons designated in accordance with this Section 5.6 to resolve such Deadlock, shall be deemed to constitute the approval of the Members.

5.7           Authority to Execute Documents to Be Filed under the Act.

The Members shall have the power and authority to execute on behalf of the Company any document required or permitted to be filed by the Members with the Secretary of the State of Delaware pursuant to the terms of the Act.

5.8           Powers of the Members.

Except as specifically set forth in Section 5.2(b) hereof, no Member, acting solely in its capacity as a Member, shall act as an agent of the Company or have any authority to act for or to bind the Company, and the Members hereby consent to the exercise by the Board of Managers of the powers and rights conferred on it by Law and by this Agreement.

ARTICLE 6

BOARD OF MANAGERS; OFFICERS

6.1           Establishment; Power and Authority.

The business and affairs of the Company shall be managed by, or under the direction of, the Members; provided, however, that the Members shall appoint a Board of Managers to oversee and control the business and affairs of the Company on behalf of the Members in the manner and to the extent set forth herein.  The Board of Managers shall consist of five (5) individuals who shall be appointed as set forth in Sections 6.3 and 6.4 hereof.  Except as otherwise provided under this Agreement or the Act, the Board of Managers shall have power to direct the management and control the property and affairs of the Company, and to do all such lawful acts and things that, in their judgment and discretion, they may deem necessary and appropriate for the expedient conduct and furtherance of the Company’s Business.  Any decision or act of the Board of Managers within the scope of the power and authority granted hereunder to the Board of Managers shall control and shall bind the Company.

6.2           Duties of Board of Managers.

In addition to the duties of the Board of Managers set forth elsewhere in this Agreement and subject to the other provisions of this Agreement and the Act, the Board of Managers shall be responsible for and is hereby authorized to cause the Company to take any actions not otherwise specifically reserved for a decision by the Members hereunder, including:

(a)           control the operations of the Company and its subsidiaries (if any) in coordination with the officers or other agents of the Company appointed or retained by the Board of Managers for such purposes;

(b)           carry out and effect all directions of the Members;

(c)           appoint or remove any Officers;

(d)           have prepared and approve the Annual Business Plan for the Company and otherwise periodically have updated the financial statements of the Company;

(e)           engage in any kind of activity and perform and carry out Contracts of any kind (including notes and other Contracts for Indebtedness) necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as such activities and Contracts may be lawfully carried on or performed by a limited liability company under the Act and otherwise do not require the approval of the Members under this Agreement; and

(f)            negotiate, execute and perform all agreements, and exercise all rights and remedies of the Company, in connection with the foregoing, in each case, except as otherwise set forth herein.

6.3           Number, Appointment and Tenure of Managers.

(a)           So long as either (i) the Percentage Interest of Welspun (and its Affiliates) is more than 20%, (ii) the Company has not fully repaid the loans advanced by Welspun or (iii) Welspun owns a Preferred Interest, Welspun shall appoint three (3) members of the Board of Managers (the “Welspun Designee”).  So long as either (i) the Percentage Interest of Lone Star (and its Affiliates) is more than 20%, (ii) the Company has not fully repaid the loans advanced by Lone Star or (iii) Lone Star owns a Preferred Interest, Lone Star shall appoint two (2) members of the Board of Managers (the “Lone Star Designee”).  The Chairman of the Board of Managers (the “Chairman”) shall be appointed jointly by Lone Star and Welspun out of one (1) of the five (5) members of the Board of Managers, alternating between a Lone Star Designee and a Welspun Designee, with the first Chairman being a Welspun Designee.  The first Chairman shall serve for a term of two (2) years, and each succeeding Chairman shall serve for a term of one (1) year.  The Chairman shall only be entitled to the same voting powers as the other members of the Board of Managers (for purposes of clarity, the Chairman shall not have any tie-breaking vote by virtue of being the Chairman).  Except as set forth in Section 6.4, no additional members to the Board of Managers may be appointed unless the Members unanimously agree to the appointment of such additional members to the Board of Managers.  Each member of the Board of Managers shall serve until his death, Disability, resignation or removal as provided in this Agreement.

(b)           The presence of at least three (3) members of the Board of Managers shall be required to constitute a quorum at any meeting of the Board of Managers, with at least one Welspun Designee and at least one Lone Star Designee being present (“Quorum”); provided, however, that if a Quorum does not exist at two consecutive duly called meetings solely due to the refusal or unwillingness of Lone Star’s Designees to the Board of Managers to be present, then, at the following (that is, the third) duly called meeting, Welspun’s Designees may act validly on behalf of the Company at such meeting so long as at least three of Welspun’s Designees are present at such meeting.  Subsequent meetings will require Quorum, unless Lone Star’s Designees refuse or are unwilling to attend any such subsequent meeting, in which case the provision of the prior sentence shall again apply.  A Quorum must exist at all times during any meeting of the Board of Managers, including the reconvening of a meeting adjourned, in order for any action taken at such meeting to be valid.

(c)           In the event that a Member no longer has the right to designate any members to the Board of Managers pursuant to Section 6.3(a) (the “Non-Represented Member”), then (i) the Non-Represented Member shall receive, at the same time and manner as the members of the Board of Managers, copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to the Board of Managers and (ii) the Non-Represented Member shall be entitled to send one (1) observer, designated in writing by such Member from time to time, to attend (or listen in by means of conference telephone or other similar communications equipment) any and all meetings of the Board of Managers and committees thereof; provided, however, that if the Board of Managers is discussing a litigation matter and counsel to the Company advises that the presence of the Non-Represented Member’s observer would vitiate privilege, then the Non-Represented Member’s observer shall leave the meeting during such discussion only, shall be permitted to return immediately after such discussion is completed and shall be provided a brief summary of such discussion that would not vitiate privilege.

6.4           Removal, Resignation, Death, Disability and Appointment of Managers.

(a)           Any member of the Board of Managers who is a Lone Star Designee may be removed from such position at any time, with or without cause, by Lone Star and replaced by Lone Star with a new individual to be deemed a Lone Star Designee.  Any member of the Board of Managers who is a Welspun Designee may be removed from such position at any time, with or without cause, by Welspun and replaced by Welspun with a new individual to be deemed a Welspun Designee.

(b)           A member of the Board of Managers may resign from such position at any time.  Upon the resignation of a member of the Board of Managers who was a Lone Star Designee, Lone Star shall be entitled to appoint a new individual to serve on the Board of Managers as a Lone Star Designee.  Upon the resignation of a member of the Board of Managers who was a Welspun Designee, Welspun shall be entitled to appoint a new individual to serve on the Board of Managers as a Welspun Designee.

(c)           Upon the death or Disability of a member of the Board of Managers who was a Lone Star Designee, Lone Star shall be entitled to appoint a new individual to serve on the Board of Managers as a Lone Star Designee. Upon the death or Disability of a member of the Board of Managers who was a Welspun Designee, Welspun shall be entitled to appoint a new individual to serve on the Board of Managers as a Welspun Designee.  For these purposes, a member of the Board of Managers shall be deemed totally disabled if such member shall become physically or mentally incapacitated or disabled or otherwise unable fully to discharge his or her duties hereunder for a period of 90 consecutive calendar days or for 120 calendar days in any 180 calendar-day period (“Disability”).

(d)           Each Member agrees to provide the other Member with Notice of any change in the identities of its respective designees to the Board of Managers.

6.5           Salary and Expenses.

Members of the Board of Managers, as such, shall not receive any stated salary or fee for their services, but by resolution of the Board of Managers, shall be reimbursed for their reasonable expenses incurred in connection with attendance at each regular or special meeting of the Board of Managers.

6.6           Resolutions.

The Board of Managers shall act by resolution, adopted in the manner hereafter set forth.  Such action may be general and continuing in nature, or may be confined to specific instances.  Except as otherwise required in Section 6.7, resolutions of the Board of Managers must be adopted by at least a majority of the members of the Board of Managers present at any meeting at which a Quorum exists pursuant to Section 6.3(b).

6.7           Super-Majority Approval.

The following matters shall be adopted only upon the approval of at least four (4) of the five (5) members of the Board of Managers:

(a)           any sale of all or substantially all of the assets of the Company or any of its subsidiaries, in each case whether or not resulting in any distribution or payment of any cash or property to the debt holders and the Members in their capacity as such, other than in connection with a Sales Event;

(b)           any authorization, declaration or payment of any distribution to the Members (other than the Tax Distribution set forth in Section 4.1 or the distributions to the holder of a Preferred Interest set forth in Section 3.4(a)(ii) and Section 3.4(a)(iii));

(c)           any authorization, issuance or creation (by recapitalization or otherwise) of any debt or equity securities of the Company or any of its subsidiaries (including Interests), except for the issuance of debt not exceeding $1,000,000 annually;

(d)           formation of, acquisitions of, or investments in, businesses (or part thereof) or direct or indirect subsidiaries, by the Company or any of its subsidiaries (whether through assets, shares or other securities), except for investments not exceeding $1,000,000 annually;

(e)           dispositions of any business or investment (or part thereof) by the Company or any of its subsidiaries (whether through assets, shares or other securities, other than the disposal of (i) assets constituting inventory and (ii) assets that are obsolete or not otherwise useful to the business so long as the disposal of such assets does not exceed $100,000 per transaction or $1,000,000 in the aggregate annually, in the case of clauses (i) and (ii), in the ordinary course of business consistent with past practices);

(f)            the hiring or the removal of the General Manager or the Controller;

(g)           approval of the Annual Business Plan annually; provided, that if the Annual Business Plan is not approved, then the prior year’s Annual Business Plan will remain in effect with no changes until such time as a new Annual Business Plan is approved;

(h)           authorization, grant or reservation for issuance of any options, appreciation rights, phantom rights or warrants, or other equity-based plans;

(i)            the instigation or settlement of any claim, suit, action, case or proceeding involving (a) an amount in dispute in excess of $1,000,000 above the amount covered by insurance or (b) threats to the reputation of the Company, any of its subsidiaries, or any of its Members or members of the Board of Managers;

(j)            removal or changes in the Company’s, or any subsidiary’s, Auditors;

(k)           any amendment or modification of the Construction Plan;

(l)            to the extent not contained in the Annual Business Plan or Construction Plan:

(A)          any Contracts, or series of related Contracts, written or oral, of the Company or any of its subsidiaries with a value over the life of such Contract, or Contracts, in excess of $1,500,000, except for the renewal of any Contract made on market terms or Contracts entered into in the ordinary course of business;

(B)           any incurrence of Indebtedness, other than (i) Indebtedness incurred in the ordinary course of business consistent with past practices to fulfill contractual obligations, (ii) the Preferred Interest and Company Loans provided in Section 3.4, (iii) the Project Financing and Working Capital Loan set forth in Section 11.4(a), and (iv) Bridge Loans as provided in Section 11.4(b);

(C)           any satisfaction or discharge of any Indebtedness or any payment of any obligation of the Company or any of its subsidiaries in excess of $1,500,000, other than (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the payment scheme contained in any documentation previously approved by the Board of Managers, or (iii) the payment in accordance with its terms of the Preferred Interest, the Company Loans, or the Bridge Loans;

(D)          any waiver of a right or Indebtedness owed to the Company or its subsidiaries exceeding $1,000,000 individually or $3,000,000 in the aggregate annually;

(E)           adoption, amendment, modification or termination of any individual or group employee retirement plan or any other welfare benefit plan or policy if the annual costs of adopting, approving, modifying, amending or terminating such plan would exceed $1,000,000;

(F)           any commitment relating to a loan to or guarantee of any obligation of any Person in excess of $500,000, provided that no loan or guarantee which is not related to the business of the Company shall be authorized;

(G)           any entry into any consulting agreement or like arrangement in excess of $250,000 annually; provided, however that the term “consulting agreement” shall not include agreements for engineering or testing services;

(H)          annual capital expenditures by the Company and its subsidiaries in excess of $500,000 individually or $1,000,000 in the aggregate annually;

(I)            any material change to the accounting policies of the Company and/or any of its subsidiaries; and

(m)          any transactions between the Company and Welspun or Lone Star, or any Affiliate of Welspun or Lone Star unless such transaction is both (A) in the ordinary course of business and (B) at customary third-party arms length pricing.

If four (4) members of the Board of Managers cannot approve any of the foregoing matters, the Board of Managers shall be regarded as deadlocked, and such matter shall be resolved in accordance with the procedure specified in Section 5.6.

Notwithstanding anything to the contrary, in the event that (i) the Percentage Interest of Lone Star (and its Affiliates) is 20% or less, (ii) the Company has fully repaid the loans advanced by Lone Star and (iii) Lone Star does not own any Preferred Interest, Welspun may, in its sole discretion, amend or delete this Section 6.7.  Notwithstanding anything to the contrary, in the event that (i) the Percentage Interest of Welspun (and its Affiliates) is 20% or less, (ii) the Company has fully repaid the loans advanced by Welspun and (iii) Welspun does not own any Preferred Interest, Lone Star may, in its sole discretion, amend or delete this Section 6.7.

6.8           Place of Meetings.

The Board of Managers may hold its meetings at the principal offices of the Company as set forth in Section 2.2 hereof, or at such other place as it may from time to time determine.

6.9           Regular Meetings.

Regular meetings of the Board of Managers shall be held at least quarterly on such dates as established in advance by resolution of the Board of Managers.

6.10         Special Meetings.

Special meetings of the Board of Managers may be called by any two (2) members of the Board of Managers or the General Manager by Notice sent to each member of the Board of Managers in accordance with Section 12.16 hereof.  Such meeting shall be set for a date no sooner than four (4) Business Days after the date the Notice is sent.

6.11         Action without a Meeting.

Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting, without prior Notice and without a vote, if a consent in writing setting forth the action so taken is signed by at least a majority of the members of the Board of Managers, with at least one of the Lone Star Designees and at least one of the Welspun Designees, or, if required by Section 6.7, the consent in writing of at least four (4) members of the Board of Managers, and filed with the Company.  Such consent may be executed by facsimile or other agreed electronic means and may be executed in counterparts.

6.12         Telephone Meeting.

Members of the Board of Managers may participate in a meeting of the Board of Managers by means of conference telephone or other similar communication equipment whereby all persons participating in the meeting can hear each other. Participation in a meeting of the Board of Managers in this manner constitutes presence in person at such meeting.

6.13         Records of Action.

Written records of all action taken by the Board of Managers, whether at a regular or special meeting, or pursuant to written consent in accordance with the provisions of Section 6.11 hereof,

shall be kept at the principal office of the Company.  The Board of Managers shall appoint a secretary at each such meeting for purposes of preparing minutes or other appropriate records reflecting the actions taken or matters discussed and/or agreed upon at such meeting.

6.14         Officers.

(a)           The Company shall have such individuals as officers (“Officers”) as may be elected by the Board of Managers subject to the terms and conditions of this Agreement (including Section 6.7).  The Officers of the Company shall consist of a General Manager (the “General Manager”), a Controller (the “Controller”), a Secretary (the “Secretary”), a Director of Quality and such other Officers and assistant Officers as may be deemed necessary or desirable by the Board of Managers or the General Manager.  One person may hold, and perform the duties of, any two or more of such offices.  Compensation of Officers shall be fixed by the Board of Managers or a duly authorized committee thereof.  Any Officer may be removed, with or without cause, at any time by the Board of Managers (subject to this Agreement, including Section 6.7, and any contractual rights that such Officer may have).  In its discretion, the Board of Managers may choose not to fill any office for any period as they may deem advisable.  No Officer need be a Member or a member of the Board of Managers.  Officers shall have such powers and duties as may be specified by, or in accordance with, resolutions adopted by the Board of Managers.  The Officers identified below shall have the following duties and responsibilities:

(i)            The General Manager shall be the general manager of the Company and shall have the powers and perform the duties incidental to that position.  Subject to the power of the Board of Managers, the General Manager shall (A) have the general and active charge of the entire business and affairs of the Company and shall see that all orders and resolutions of the Board of Managers are carried into effect and (B) execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other Officer or agent of the Company.  The seal of the Company shall not be required on any document signed on behalf of the Company in order for such document to be effective unless otherwise expressly required by Law.  The General Manager shall report to the Board of Managers and shall have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Managers.

(ii)           The Controller shall have charge and custody of, and be responsible for, all funds and securities of the Company.  The Controller shall make available at all reasonable times the Company’s books of account and records to any member of the Board of Managers upon application during business hours at the office of the Company where such books and records shall be kept.  Upon request by the Board of Managers, the Controller shall render a statement of the condition of the finances of the Company at any meeting of the Board of Managers or of the Members.  The Controller shall be responsible for establishing and maintaining an adequate internal control structure and procedures for financial reporting as though the Company is required to comply with the Sarbanes-Oxley Act of 2002, and regulations promulgated thereunder, as such act may be amended or superseded.  Each Member acknowledges that Lone Star is required to prepare financial statements in the manner required by the SEC and that the Controller shall be required to prepare financial statements at the times and in the manner as reasonably required so that Lone Star can meet its obligations in preparing its own financial statements for SEC reporting purposes at the cost and expense of the Company.  Although the Company is required to prepare financial statements in accordance with GAAP, each Member acknowledges that Welspun Parent is required to prepare financial statements in accordance with Indian GAAP and that the Controller shall be required to prepare financial statements at the times and in the manner as reasonably required so that Welspun Parent can meet its obligations in preparing its own financial statements for reporting purposes as per the Indian GAAP at the cost and expense of the Company.  The Controller shall also be responsible for assessing, when requested by the Board of Managers, the effectiveness of such internal control structure and procedures for financial reporting.  The Controller shall receive, and give receipt for, moneys due and payable to the Company from any source whatsoever, and, in general, the Controller shall perform all the duties incidental to the office of Controller and such other duties as from time to time may be assigned to him or her by the General Manager or the Board of Managers.  The Controller shall give such bond, if any, for the faithful discharge of the Controller’s duties as the Board of Managers may require.

(iii)          The Secretary, if present, shall act as secretary at all meetings of the Board of Managers and of the Members and keep the minutes thereof in a book or books to be provided for that purpose; the Secretary shall see that all notices required to be given by the Company are duly given and served; the Secretary shall have charge of the records of Interest in the Company, shall see that all reports, statements and other documents required by Law are properly kept and filed and, in general, the Secretary shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the General Manager or the Board of Managers.

(iv)          Subject to limitations set forth in this Agreement, the Board of Managers may, from time to time, delegate to any Person (including any Member or Officer of the Company or any member of the Board of Managers) such authority and powers to act on behalf of the Company as it shall deem advisable in its sole discretion.  Any delegation pursuant to this Section 6.14 may be revoked at any time and for any reason or no reason by the Board of Managers in its sole discretion.

6.15         Fiduciary Duties.

(a)           Subject to, and as limited by, the provisions of this Agreement, the members of the Board of Managers and the Officers, in the performance of their duties as such, shall owe to the Members such fiduciary duties as are owed under the Laws of the State of Delaware by directors and officers to the stockholders of a corporation incorporated under the Laws of the State of Delaware.  The provisions of this Agreement, to the extent that they expand or limit the duties (including fiduciary duties) and liabilities of a member of the Board of Managers or an Officer, as compared to those that are set forth in the Act or otherwise existing at Law or in equity, are agreed by the Members to supersede such duties and Liabilities of such member of the Board of Managers or Officer.

(b)           No individual who is a member of the Board of Managers or Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or Liability of the Company, whether that Liability or obligation arises in Contract, tort, or otherwise, solely by reason of being a member of the Board of Managers or Officer.  To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended from time to time, as if it were applicable to the Company, with respect to the Liability of a director of a corporation incorporated under the Laws of the State of Delaware to such corporation or its stockholders, a member of the Board of Managers or Officer shall not be liable to the Company or its Members for monetary damages for a breach of fiduciary duty as a member of the Board of Managers or as an Officer.

ARTICLE 7

LIABILITY AND INDEMNIFICATION

7.1           Liability of Members and Managers.

(a)           A Member shall only be liable to make the payment of the Member’s Capital Contribution and the additional Capital Contributions required by and to the extent required by Sections 3.1, 3.2 and 3.3 hereof.  No Member, member of the Board of Managers or Officer shall be liable for any debt, obligations or Liabilities of the Company or any other Member, member of the Board of Managers or Officer, unless personally guaranteed by the Member, member of the Board of Managers or Officer pursuant to a separate document.

(b)           No distribution of Net Cash Flow or other cash made to any Member shall be determined a return or withdrawal of a Capital Contribution unless so designated by the unanimous consent of the Members, which consent may be provided or withheld in the sole and exclusive discretion of the Members. No Member, except as otherwise specifically provided in the Act, shall be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

7.2           Indemnification.

(a)           The Members, the members of the Board of Managers, Officers, all of the respective Affiliates of each of them, and the respective stockholders, members, managers, directors, officers, partners and employees of each of them, individually and collectively an Indemnitee, shall be indemnified and held harmless by the Company, as Indemnitor, to the fullest extent permitted by applicable Law, subject to the limitations set forth herein, from and against any and all losses, claims, damages, Liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (“Losses”) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful and (ii) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct or a breach of this Agreement.  The termination of any action, suit or proceeding by judgment, Order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above.  Any indemnification required by the Company pursuant to this Article 7 shall be made only out of the assets of the Company and no member of the Board of Managers, Officer or Member shall have any personal Liability on account thereof or, in the case of a Member, shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(b)           Each Member agrees to indemnify, defend, and hold the other Member and its Affiliates harmless against all Losses suffered or incurred by, or asserted against, any of them relating to or arising from the Losses identified in clauses (i) and (ii) of Section 7.2(c).  In the event that there is such a Loss as identified in clauses (i) or (ii) of Section 7.2(c), the non-breaching Member may, in addition to any other remedies available, following thirty (30) days Notice and opportunity to cure to the breaching Member, elect to charge the amount of Losses suffered by the non-breaching Member against any distribution of any kind otherwise payable to the breaching Member.

(c)           Except as set forth herein, each Member shall indemnify, defend and hold harmless the Company and the other Member and its Affiliates as Indemnitees to the fullest extent permitted by applicable Law against all Losses of those Indemnitees caused by, resulting from or arising out of (i) Losses (including attorneys’ fees and expenses) incurred as a result of the violation, default or breach by the Indemnitor or its Affiliates of this Agreement or (ii) the fraud, intentional violation of Law, willful misconduct or gross negligence of the Indemnitor or any of its Affiliates.

(d)           Any Member that Transfers all or any portion of its Interest or as to which an interest in such Member is Transferred, directly or indirectly, shall in each case as Indemnitor indemnify, defend and hold harmless the Company, the other Member and its Affiliates as Indemnitees to the fullest extent permitted by applicable Law against all Losses of those Indemnitees caused by, resulting from or arising out of any failure by the Indemnitor to comply with any federal, state, local or foreign securities, antitrust or other Laws or regulations applicable to such Transfer (including those relating to payment of transfer taxes).

(e)           No Indemnitor shall be obligated to indemnify an Indemnitee pursuant to this Article 7 to the extent that (i) the Indemnitee or its Affiliates have committed by way of action or omission any fraud, intentional violation of Law, gross negligence or willful misconduct that led to the Loss or (ii) the Loss to the Indemnitee was caused by, resulted from or arose out of a breach, default or violation by the Indemnitee or its Affiliates of this Agreement.

7.3           Indemnification Procedures and Restrictions.

(a)           If a claim, action, suit or proceeding or assertion of Liability is made by a Third Party against a possible Indemnitee that, if prevailed upon by any such Third Party, would result in such Indemnitee being entitled to indemnification as an Indemnitee pursuant to this Article 7 (“Claim”), the Indemnitee will upon learning of the Claim give to each possible Indemnitor immediate Notice of the Claim and request the Indemnitors to defend the Claim at the Indemnitors’ sole cost and expense with counsel reasonably acceptable to the Indemnitee.  Failure to so notify the Indemnitors will not relieve the Indemnitors of any Liability that the Indemnitors may have to such Indemnitee except to the extent that such failure actually and materially prejudices the Indemnitors’ legal position.  The Indemnitors shall have the obligation to defend the Indemnitee against the Claim if such Indemnitee is entitled to indemnification pursuant to this Article 7.  The Indemnitors shall give Notice within five (5) Business Days to the Indemnitee of acceptance or rejection of the defense of the Claim and the name of the counsel selected by the Indemnitors to defend the Claim.  Failure to give such Notice timely shall be deemed a rejection of the indemnification request.  If an Indemnitor refuses or fails (or is deemed to refuse) for any reason to defend an Indemnitee in violation of this Section 7.3, or places qualifications or conditions on the acceptance of the obligation to defend such Claim, the Indemnitee (i) shall have the right to defend the Claim with legal counsel it selects and (ii) after any final non-appealable judgment or binding settlement or dismissal, if the Indemnitor is the Company or another Member, shall be paid or reimbursed the full amount of all costs and expenses (including the costs of investigation and experts, consultants and reasonable attorneys’ fees, costs, expenses and disbursals) that the Indemnitee incurred in defending itself and any Losses (which shall include the amount of any such judgment or settlement, including any interest or penalties associated therewith) to which it is determined to be entitled before any distributions are made pursuant to Article 4 hereof, subject to the provisions of this Agreement.  Even if the defense of the Claim is unconditionally accepted, the Indemnitee shall be entitled to participate with the Indemnitors in the defense and also will be entitled at its option (and expense) to employ separate counsel for the defense.  Each Indemnitor and Indemnitee shall cooperate with each other in the defense of a Claim and shall make its relevant records and personnel available to the other with respect to the defense except to the extent that any such Person shall reasonably determine (based upon advice of counsel) that making all or any portion of its relevant records available to another Person would constitute a waiver and result in the loss of the attorney-client privilege or the attorney work-product privilege between such Person and its legal counsel; provided, however, that each Member recognizes and agrees that legal work and legal services performed in connection with the Business and the operation and management of the Company is performed on behalf of the Company, so that neither any Member nor the Company shall be entitled to withhold from any Member records or personnel relating to work or services that is performed on behalf of the Company or in connection with the Business.

(b)           No Indemnitee shall be entitled to indemnification under this Article 7 if it has entered into any written settlement or compromise of any Claim without the prior written consent of the Indemnitors.  If a bona fide settlement offer is made with respect to a Claim and the Indemnitors desire to accept and agree to the offer, the Indemnitors will give Notice to the Indemnitee to that effect (“Settlement Notice”).  If the Settlement Notice (i) includes a full, unconditional release of the Indemnitee, which release is enforceable in the reasonable opinion of the Indemnitee’s counsel, (ii) does not have any material adverse effect on the Indemnitee (it being understood and agreed by the Members, however, that use of Net Cash Flow that would otherwise be available for distribution to Members pursuant to Article 4 hereof shall be deemed to constitute a Material Adverse Effect for purposes of this provision) and (iii) the Indemnitee fails to consent to the settlement offer within ten (10) Business Days after receipt of the Settlement Notice or rejects the settlement offer, then the Indemnitee shall thereafter be solely responsible for continuing the defense of such Claim.  In that event, the maximum Liability of the Indemnitors as to such claim will not exceed the amount of such settlement offer.

(c)           Funds of the Company shall not be used for indemnification except to the extent that the Company is an Indemnitor.  Any payment of Losses or any other amounts by any

Member as Indemnitor pursuant to this Article 7 shall not be treated or deemed to be a Capital Contribution by that Member under this Agreement or increase such Member’s Capital Account.

7.4           Non-Exclusivity.

The indemnification and advancement of expenses set forth in this Article 7 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Act, the Certificate of Formation, this Agreement, any other agreement, a vote of Members, a policy of insurance, or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Members. The indemnification and advancement of expenses set forth in this Article 7 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a Person.

7.5           Insurance.

The Company shall purchase, within a reasonable period following the Closing, and maintain for such periods as the Board of Managers shall in good faith determine, at the Company’s expense, insurance in an amount determined in good faith by the Board of Managers to be appropriate, on behalf of any person who after the Closing is or was a member of the Board of Managers or Officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another limited company, corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of the Company, against any expense, liability or loss asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, subject to customary exclusions.  The Company may purchase and maintain insurance on behalf of any other Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such Liability under this Article 7.  For purpose of clarity, the foregoing shall not limit the insurance that the Company shall purchase, and the Company shall purchase and maintain such insurance, at the Company’s expense, with coverages, limits, and such other endorsements or insurance policies as may be required by Contract or as the Board of Managers shall determine necessary from time to time.

7.6           Duties.

Each of the Members hereby acknowledges and agrees that each Member shall be entitled to perform its duties and obligations hereunder and to otherwise act in relation to the Company in the manner that such Member believes to be in the best interests of such Member, all to the fullest extent permitted by applicable Law without violating the express provisions of this Agreement.

ARTICLE 8

TRANSFERS OF INTERESTS

8.1           General Restrictions.

(a)           Except as set forth in Section 8.2(a), no Member may Transfer, directly or indirectly, all or any part of such Member’s Interest for a period of two (2) years from the date the Spiral Weld Mill is consistently capable of commercial production of Spiral Weld Tubular Products that can be sold to Third Parties and the Coating and Bending operation at the Spiral Weld Mill is operational (the “Dedication Period”).  For purposes of clarification, except as set forth in Section 8.2(a), Welspun Parent may not Transfer, directly or indirectly, all or any part of its interest in Welspun during the Dedication Period.  Following the Dedication Period, no Member may Transfer, directly or indirectly, all or any part of such Member’s Interest, except as provided in this Agreement.  A permitted Transfer shall be effective as of the date specified in the instruments relating thereto.  Any transferee desiring to make a further Transfer shall become subject to all the provisions of this Article 8 to the same extent and in the same manner as any Member desiring to make any Transfer.  No Member shall have the right to withdraw from the Company except with the consent of the other Member.  A merger or consolidation of Lone Star with or into another entity shall not be deemed to constitute a Transfer with respect to Lone Star’s Interest.  A merger or consolidation of Welspun Parent with or into another entity shall not be deemed to constitute a Transfer with respect to Welspun Parent’s Interest.  Either Lone Star or Welspun Parent may spin off an entity with the Interests or demerge in accordance with Section 8.2(a) (which, for purposes of clarity, shall not relieve the original Member of Liability under this Agreement).

(b)           Notwithstanding anything to the contrary in this Article 8, Welspun may not, at any time, Transfer directly or indirectly all or any part of its Interest to any Person engaged in the Business, and, for purposes of clarification, Welspun Parent may not, at any time, Transfer directly or indirectly all or any part of its interest in Welspun to any Person engaged in the Business.  Notwithstanding anything to the contrary in this Article 8, Lone Star may not, at any time, Transfer directly or indirectly all or any part of its Interest to any Person engaged in Business.

(c)           Any purported Transfer of an Interest (or interest in Welspun) that is not authorized pursuant to this Agreement, including those restrictions set forth in Section 10.4(c) hereof, shall be null and void ab initio and of no effect whatsoever and shall not relieve the purported transferor of any of its rights or obligations under this Agreement and the Member making such purported Transfer shall indemnify and hold the Company and the other Member harmless from and against any federal, state or local income taxes, or transfer taxes, including transfer gains taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer; provided, however, that if the Company is required by Law to recognize a Transfer that is not so authorized, the rights transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Interest purported to have been Transferred, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company or the other Member) to satisfy any Liabilities for damages that the transferor or transferee of such rights may have to the Company and the other Member.  Such transferee shall have no right to any information or accounting of the affairs of the Company, and shall not be entitled to inspect or audit the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

8.2           Permitted Transfers.

(a)           The restrictions set forth in this Article 8 shall not apply with respect to any Transfer of Interest (i) by either Member to any of its controlled Affiliates, (ii) by any Member as compelled by Law or regulation or (iii) pursuant to Sections 8.5 and 8.6; provided that the restrictions contained in this Article 8 shall continue to be applicable to the Interest after such Transfer.  Notwithstanding the foregoing, no Member shall avoid the provisions of this Agreement by making one or more Transfers pursuant to (i) above and then disposing of all or any portion of its interest in such Affiliate transferee.  If such Affiliate transferee no longer qualifies as an Affiliate of the original Member, such Member shall cause such Affiliate transferee to promptly Transfer the Interest such Person holds in the Company to another Person who is an Affiliate of such original Member.  Notwithstanding the foregoing, the Transfer of Interest pursuant to (i) above shall not relieve the original Member of Liability under this Agreement or affect the guaranty set forth in Section 12.20, which shall remain in full force and effect.

(b)           (i)            The restrictions set forth in this Article 8 shall not prevent Welspun from pledging its Interest to a lender that has a lien on all or substantially all of Welspun Parent’s assets; provided, however, that if such lender acquires ownership of Welspun’s Interest (through foreclosure or the exercise of other remedy) and such lender proposes to Transfer such Interest, then such lender shall provide Lone Star with Notice (“Lender Notice”) of any proposed sale no later than sixty (60) Business Days prior to the consummation of such transaction stating the price and terms of such proposed sale and providing the identity of such proposed purchaser, and Lone Star shall have the right, but not the obligation, to purchase such Interest at the same price and on the same terms as the lender proposed to Transfer such Interests.  If Lone Star declines to purchase the offered Interests, or does not accept the offer to purchase and purchase the Interests within the later of sixty (60) Business Days and the receipt of all required regulatory approvals, then the lender may Transfer such Interests pursuant to the terms set forth in the Notice to the party specified in the Notice provided that such transfer is effected within the later of ninety (90) days from the date of the Lender Notice and the receipt of any required regulatory approvals to such transaction; provided, however, that (i) such lender shall not transfer the Interests formerly owned by Welspun to any competitor (as reasonably determined by Lone Star) of Lone Star and (ii) any transferee must agree to be bound by the terms and conditions set forth in this Agreement.

(ii)           The restrictions set forth in this Article 8 shall not prevent Lone Star from pledging its Interest to a lender that has a lien on all or substantially all of Lone Star’s assets; provided, however, that if such lender acquires ownership of Lone Star’s Interest (through foreclosure or the exercise of other remedy) and such lender proposes to Transfer such Interest, then such lender shall provide Welspun with Notice of any proposed sale no later than sixty (60) Business Days prior to the consummation of such transaction stating the price and terms of such proposed sale and providing the identity of such proposed purchaser, and Welspun shall have the right, but not the obligation, to purchase such Interest at the same price and on the same terms as the lender proposed to Transfer such Interests.  If Welspun declines to purchase the offered Interests, or does not accept the offer to purchase and purchase the Interests within the later of sixty (60) Business Days and the receipt of all required regulatory approvals, then the lender may Transfer such Interests pursuant to the terms set forth in the Notice to the party specified in the Notice provided that such transfer is effected within the later of ninety (90) days from the date of the Lender Notice and the receipt of any required regulatory approvals to such transaction; provided, however, that (i) such lender shall not transfer the Interests formerly owned by Lone Star to any competitor (as reasonably determined by Welspun) of Welspun and (ii) any transferee must agree to be bound by the terms and conditions set forth in this Agreement.

(c)           Subject to Sections 8.1(a) and 8.1(b) hereof, each Member shall have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member’s place, except in accordance with Section 8.3 hereof), by a written instrument, all or any portion of such Member’s Interest, if, and only if, the Members have unanimously consented in writing to such Transfer.

(d)           Unless and until admitted as a substitute Member pursuant to Section 8.3 hereof, a transferee of a Member’s Interest in whole or in part shall be an assignee with respect to such transferred Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become or to exercise the rights of a Member, including the right to vote, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records.  Such transferee shall only be entitled to receive, to the extent of the Interest transferred to such transferee, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the transferred Interest.  The transferor shall have the right to vote such transferred Interest until the transferee is admitted to the Company as a substituted Member with respect to the transferred Interest.  The transferor shall continue to be bound by and shall cause the transferee to be bound by the confidentiality provisions contained in Section 12.14 hereof.

(e)           In the event of a Transfer of all or part of an Interest in the Company (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the shares of items of Company income or loss and any specially allocated items allocable to the Interest transferred shall be allocated between the transferor and the transferee in a manner determined by the Board of Managers, in its sole discretion, that is not inconsistent with the applicable provisions of the Code and regulations promulgated thereunder.

8.3           Substitute Members.

No transferee of a Member’s Interest shall become a substitute Member in place of the transferor unless and until:

(a)           the Transfer has been made in compliance with the terms of this Agreement, including the terms of this Article 8;

(b)           the transferee has executed an instrument accepting and adopting the terms and provisions of the Certificate of Formation and this Agreement, which shall provide that such transferee shall have all the rights and obligations of the Transferring Member hereunder;

(c)           the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member;

(d)           except in the case of a Transfer effected pursuant to Section 8.2(a) hereof, the non-Transferring Member shall have consented (which consent may be unreasonably or arbitrarily withheld) in writing to such transferee becoming a substitute Member; it being understood and agreed that the consent of the non-Transferring Member shall not be required in connection with a Transfer effected pursuant to Section 8.2(a) hereof in order for such a transferee to become a substitute Member; and

(e)           the transferee has executed and delivered to the Company the representations set forth in Schedule 8.3(e).

Notwithstanding anything to the contrary contained herein, no Transfer of any Member’s Interest may be made if, following the proposed Transfer, the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the Board of Managers shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the transferred Interest held by the transferee.

8.4           Effect of Admission as a Substitute Member.

(a)           A transferee who has become a substitute Member has, to the extent of the transferred Interest, all the rights, powers and benefits of and is subject to the restrictions and Liabilities of a Member under the Certificate of Formation, this Agreement and the Act.  Upon admission of a transferee as a substitute Member, the transferor of the Interest so held by the substitute Member shall cease to be a Member of the Company to the extent of such transferred Interest.

(b)           Notwithstanding anything to the contrary in this Agreement, so long as either Lone Star or Welspun continues to own, directly or indirectly, any Interest in the Company, such Member shall continue to have the right to designate designees on the Board of Managers as set forth in this Agreement.

8.5           Buy/Sell.

(a)           Notwithstanding anything to the contrary contained herein, each Member shall have the right, in its sole and absolute discretion, to initiate and complete the buy-sell procedures described in this Section 8.5 (the “Buy-Sell Procedures”) at any time (i) following the Dedication Period, or (ii) following the inability to resolve a Deadlock as set forth in Section 5.6.

(b)           The Member that elects to initiate the Buy-Sell Procedures or the buy-sell procedures described in Section 8.6 (the “Initiating Member”) shall give Notice (the “Buy-Sell Notice”) to the other Member of the initiation of such provision.  The Buy-Sell Notice shall constitute a binding offer by the Initiating Member to either, at the option of the other Member, (A) sell the Initiating Member’s (I) Common Interest at the Price, (II) outstanding Preferred Interest, if any, at cost plus accrued and unpaid dividends and (III) Company Loan, if any, at the outstanding principal amount plus accrued and unpaid interest or (B) buy the other Member’s (I) Common Interest at the Price, (II) outstanding Preferred Interest, if any, at cost plus accrued and unpaid dividends and (III) Company Loan, if any, at the outstanding principal amount plus accrued and unpaid interest.  The Buy-Sell Notice must be delivered in accordance with Section 12.16 hereof.

(c)           The non-Initiating Member shall have thirty (30) days from the date the Price is determined (“Outside Response Date”) to send a written response (“Response Notice”) to the Initiating Member, which Response Notice sets forth the non-Initiating Member’s election (i) to be the “seller” under the Buy-Sell Procedures and to sell its entire Interest (including Common Interest and Preferred Interest, if any) and Company Loans, if any to the Initiating Member or (ii) to be the “purchaser” under the Buy-Sell Procedures and to purchase the entire Interest (including Common Interest and Preferred Interest, if any) and Company Loans, if any) in the Company owned by the Initiating Member, in each case, at the Price for the Common Interest, cost plus accrued and unpaid dividends for the Preferred Interest, if any, and the outstanding principal amount plus accrued and unpaid interest for the Company Loans, if any.  The Response Notice may not contain any conditions or qualifications to such election and must contain one of the following statements:

(i)            In response to the Buy-Sell Notice, [Insert name of non-Initiating Member] hereby irrevocably elects to sell its [Interest, Preferred Interest and Company Loan, including any accrued and unpaid dividends and interest] to [Insert name of Initiating Member]; or

(ii)           In response to the Buy-Sell Notice, [Insert name of non-Initiating Member] hereby irrevocably elects to purchase the [Interest, Preferred Interest and Company Loan, including any accrued and unpaid dividends and interest] of [Insert name of Initiating Member].

(d)           If the non-Initiating Member elects to be purchaser, its Response Notice shall constitute its legally binding obligation to complete the purchase described in this Section 8.5.

(e)           If the non-Initiating Member elects in its Response Notice to be the seller or if the non-Initiating Member does not comply with any applicable requirement of subsection (c) or (d) above in a timely manner, then the non-Initiating Member shall be deemed to have elected to be the seller and the Initiating Member shall be deemed to have elected to be the purchaser.

(f)            The purchaser (as determined pursuant to the preceding provisions) shall fix a closing date (“Closing Date”), which must be a Business Day not later than sixty (60) days following the Outside Response Date.  The purchaser shall notify the seller in writing of the Closing Date not less than ten (10) days prior thereto.  If the purchaser does not fix the Closing Date within fifty (50) days following the Outside Response Date, then the Closing Date shall automatically be the sixtieth (60th) day following the Outside Response Date; provided, however, that if that date is not a Business Day, then the Closing Date shall be the next Business Day.

(g)           If the purchaser defaults in its obligation to complete the transaction by the later to occur of the Closing Date and the receipt of any required regulatory approvals to such transaction, the seller shall (i) have the right, to be exercised by Notice to the purchaser and completed within thirty (30) days of the original Closing Date determined under subsection (f), to become the purchaser but based on a Price equal to 90% of the original Price or (ii) be entitled to pursue any and all other remedies, including specific performance, available under this Agreement or through court or other appropriate legal proceedings, whether at law or in equity, other than the right to seek monetary damages.

(h)           If the seller defaults in its obligation to complete the transaction by the Closing Date, then the purchaser shall be entitled to all available legal and equitable remedies against the seller, including specific performance of the seller’s obligation to complete the transaction and recovery of all Losses of purchaser caused by seller’s default (including attorney’s fees, costs, expenses and disbursements paid or incurred in any legal or equitable action).

(i)            A Member who as purchaser defaults in its obligation to complete the transaction by the later of the Closing Date and the receipt of any required regulatory approvals, shall lose its rights to give a Buy-Sell Notice for a period of twenty-four (24) months after its failure to perform its obligations under this Article 8.

8.6           Buy/Sell in Case of Breach.

(a)           In addition to the rights of each Member set forth in Section 8.5, (i) Lone Star shall have the right, in its sole and absolute discretion, to initiate and complete the buy-sell procedures described in this Section 8.6 (“Breach Buy-Sell Procedures”) at any time following a material breach by Welspun or its Affiliates of this Agreement or any Ancillary Agreement (after Notice and ninety (90) days opportunity to cure) and (ii) Welspun shall have the right, in its sole and absolute discretion, to initiate and complete the Breach Buy-Sell Procedures at any time following a material breach by Lone Star or its Affiliates of this Agreement or any Ancillary Agreement (after Notice and ninety (90) days opportunity to cure).

(b)           The Initiating Member shall give written Notice (the “Breach Buy-Sell Notice”) to the non-Initiating Member of its intention to initiate the provisions of this Section 8.6.  The Breach Buy-Sell Notice shall constitute a binding offer by the Initiating Member to either, at the option of the other Member, (A) sell the Initiating Member’s (I) Common Interest at the Price, (II) outstanding Preferred Interest, if any, at cost plus accrued and unpaid dividends and (III) Company Loan, if any, at the outstanding principal amount plus accrued and unpaid interest or (B) buy the other Member’s (I) Common Interest at the Price, subject to the adjustment in Section 8.6(e), (II) outstanding Preferred Interest, if any, at cost plus accrued and unpaid dividends and (III) Company Loan, if any, at the outstanding principal amount plus accrued and unpaid interest.  The Breach Buy-Sell Notice must be delivered in accordance with Section 12.16 hereof.

(c)           The non-Initiating Member shall have thirty (30) days from the date the Price is determined (“Breach Outside Response Date”) to send a written response (“Breach Response Notice”) to the Initiating Member, which Breach Response Notice sets forth the non-Initiating Member’s election (i) to be the “seller” under the Breach Buy-Sell Procedures and to sell its entire Interest (including Common Interest and Preferred Interest, if any) and Company Loans, if any, to the Initiating Member or (ii) to be the “purchaser” under the Breach Buy-Sell Procedures and to purchase the entire Interest (including Common Interest and Preferred Interest, if any) and

Company Loans, if any, in the Company owned by the Initiating Member, in each case, at the Price, subject to the adjustment in Section 8.6(e), for the Common Interest, cost plus accrued and unpaid dividends for the Preferred Interest, if any, and the outstanding principal amount plus accrued and unpaid interest for the Company Loans, if any.  The Breach Response Notice may not contain any conditions or qualifications to such election and must contain one of the following statements:

(i)            In response to the Breach Buy-Sell Notice, [Insert name of non-Initiating Member] hereby irrevocably elects to sell its [Interest, Preferred Interest and Company Loan, including any accrued and unpaid dividends and interest] to [Insert name of Initiating Member]; or

(ii)           In response to the Breach Buy-Sell Notice, [Insert name of non-Initiating Member] hereby irrevocably elects to purchase the [Interest, Preferred Interest and Company Loan, including any accrued and unpaid dividends and interest] of [Insert name of Initiating Member].

(d)           If the non-Initiating Member elects to be purchaser, its Breach Response Notice shall constitute its legally binding obligation to complete the purchase described in this Section 8.6.

(e)           If the non-Initiating Member elects in its Breach Response Notice to be the seller or if the non-Initiating Member does not comply with any applicable requirement of subsection (c) or (d) above in a timely manner, then the non-Initiating Member shall be deemed to have elected to be the seller and the Initiating Member shall be deemed to have elected to be the purchaser but based on a Price equal to 75% of the original Price.

(f)            The purchaser (as determined pursuant to the preceding provisions) shall fix a closing date (“Breach Closing Date”), which must be a Business Day not later than sixty (60) days following the Breach Outside Response Date.  The purchaser shall notify the seller in writing of the Closing Date not less than ten (10) days prior thereto.  If the purchaser does not fix the Closing Date within fifty (50) days following the Breach Outside Response Date, then the Closing Date shall automatically be the sixtieth (60th) day following the Breach Outside Response Date; provided, however, that if that date is not a Business Day, then the Closing Date shall be the next Business Day.

(g)           If the purchaser defaults in its obligation to complete the transaction by the later to occur of the Closing Date and the receipt of any required regulatory approvals to such transaction, then the seller shall be entitled to all available legal and equitable remedies against the purchaser, including specific performance of the purchaser’s obligation to complete the transaction and recovery of all Losses of seller caused by purchaser’s default (including attorney’s fees, costs, expenses and disbursements paid or incurred in any legal or equitable action).

8.7           Sale Event.

If either Member (the “Triggering Member”) proposes a transaction or a series of related transactions in which the Company would be sold or would sell all of its direct or beneficial interest in its subsidiaries to a Third Party or receives an unsolicited offer regarding the foregoing (a “Sale Event”), such proposed Sale Event shall be referred to the Board of Managers.  The Board of Managers shall in good faith review the proposed Sale Event and decide on an appropriate response.  If the Board of Managers is unable to agree (including agreeing on a sales price) after fifteen (15) Business Days (or, if mutually agreed, a longer period of time), then the dispute shall be mediated within fifteen (15) days from the date a written request for mediation is made by either Member.  The Mediation shall take place in New York, New York and be administered by the New York office of JAMS, unless otherwise agreed to by the Members.  The administration fees and expenses of the mediation shall be borne equally by the Members.  The mediation shall be conducted before a single mediator to be agreed upon by the Members, or in the absence of an agreement, a single mediator admitted to practice law for ten (10) years or more and has experience with valuation disputes, and appointed by JAMS.  If the mediation is unable to resolve the disagreement after thirty (30) days (or, if mutually agreed, a longer period of time), then the Company will not be sold and neither party can trigger this Section 8.7 for 180 days from the date such mediation terminates.

8.8           Right of First Refusal.

(a)           Should either Member (a “Transferring Member”) propose or receive (and propose to accept) a bona fide offer (an “Offer”) to Transfer any of its Interests (other than a permitted Transfer pursuant to Section 8.2) from a Third Party that the Transferring Member wishes to accept, the Transferring Member shall deliver to the Company and the other Member (the “Non-Transferring Member”) Notice of such proposed Transfer and the Non-Transferring Member shall have the right, but not the obligation, to request that the Transferring Member offer, and in the event such request is made, the Transferring Member shall offer, to the Non-Transferring Member and/or its designee the opportunity to acquire all, but not less than all, of such Interests proposed to be Transferred.  Any such offer and sale to the Non-Transferring Member shall be at the same price and on terms and conditions no less favorable to the Non-Transferring Member than those set forth in the Offer, provided, however, that the closing of such transaction should occur on a date selected by the Non-Transferring Member so long as such closing date is not later than the later of sixty (60) Business Days from the date of Notice of such proposed Transfer and the receipt of any required regulatory approvals for such transaction. The Non-Transferring Member shall have thirty (30) days from the date it has received the offer to accept by written instrument such offer from the Transferring Member.

(b)           If the Non-Transferring Member declines to purchase the offered Interests, or does not accept the offer to purchase the Interests within the thirty (30) days, the Transferring Member may, subject to the rights set forth in Section 8.8, Transfer such Interests pursuant to the terms and conditions set forth in the Offer; provided, that any transferee must agree to be bound by the terms and conditions set forth in this Agreement and such transfer must close within [180] days of the Transferring Member’s Notice.

8.9           Tag-Along Rights.

If any Interests to which the Transferring Member has received an Offer are not Transferred to the Non-Transferring Member pursuant to Section 8.8 (the “Remaining Interest”), the Transferring Member shall provide the Non-Transferring Member the opportunity to participate in any Transfer of the Remaining Interests pursuant to the Offer, and the Non-Transferring

Member may elect, at its option, to participate in such Transfer on the same terms and conditions; provided, that if the aggregate amount of Interest proposed to be sold by the Transferring Member and the Non-Transferring Member in such transaction exceeds the Interests that can be sold on the terms and conditions of the proposed Transfer, then the Non-Transferring Member shall be entitled to include in the Transfer only its pro-rata portion of its Interest and the Transferring Member shall be entitled to include that amount of its Interest proposed to be Transferred by the Transferring Member as set forth in the Offer (reduced, to the extent necessary, so that the Non-Transferring Member shall be able to include its pro-rata portion).  This option shall be at the same price and on terms no less favorable than those obtained by the Transferring Member.

8.10         Price Determination for Buy-Sell and Breach Buy-Sell.

(a)           For fifteen (15) days (or such longer period of time as may be agreed to between the Members) after a Buy-Sell Notice is given pursuant to Section 8.5 or a Breach Buy-Sell Notice is given pursuant to Section 8.6, the Members shall use their commercially reasonable efforts to agree on the price (the “Price”) of the Common Interests, which, for the purposes of this Section 8.10, shall be the enterprise value of the Company less any Indebtedness (including Preferred Interest, if any, at cost plus accrued and unpaid dividends, Company Loans, if any, at the outstanding principal amount plus accrued and unpaid interest, and Bridge Loans, if any, at the outstanding principal amount plus accrued and unpaid interest).  If the Members are unable to agree on the Price within fifteen (15) days (or such longer period of time as may be agreed), then within ten (10) days thereafer the Members shall cause a qualified independent appraiser of national reputation in the United States that is familiar with valuations of businesses similar to the Company (the “Independent Appraiser”), to be mutually agreed upon by the Members, to conduct an independent appraisal of the Common Interests and determine the Price.  If the Members cannot mutually agree on the selection of an Independent Appraiser within such ten (10) day period, then each Member shall select an Independent Appraiser (and two appraisals shall be conducted).

(b)           The Independent Appraiser(s) shall deliver to the Members as promptly as practicable (but in any case no later than thirty (30) days from the date of the engagement of the Independent Appraiser) a report(s) setting forth its(their) determination of Price.  The Independent Appraiser(s) shall calculate the Price by all usual and customary valuation methods for entities principally conducting activities in the Business, including by comparing the Company’s financial performance to the performance of companies operating a business similar to the Business in the United States.  The valuation shall only take into account the Company’s existing manufacturing capacity and valuation at the time of the valuation but shall consider the backlog orders at such time.  Such calculation shall not include a discount for the illiquidity of the Interests or the fact that it is a minority interest.

(c)           In the event that the Independent Appraiser provides a range of Prices, then the final Price from such Independent Appraiser for purposes of this Section 8.10 shall be the midpoint of such range.

(d)           In the event that there is only one Independent Appraiser, (A) the Price determined by the Independent Appraiser shall be final and binding on the Members and (B) the fees, costs and expenses of the Independent Appraiser shall be borne by the Initiating Member.

(e)           In the event that there are two Independent Appraisers, (A) if the difference between the two Prices computed by such Independent Appraisers is less than or equal to 15% of the average of the two Prices, then the average of the two Prices shall be the Price, and such average Price shall be final and binding on the Members and (B) if the difference between the two Prices computed by such Independent Appraisers is greater than 15% of the average of the two Prices, then the Members shall resolve the difference through Arbitration as set forth in Section 12.13.  In the event that there are two Independent Appraisers, the fees, costs and expenses of the Independent Appraisers shall be borne equally by the Members.

8.11         Preemptive Rights.  In the event that (i) Lone Star no longer has the right to designate two (2) members of the Board of Managers or (ii) Welspun no longer has the right to designate three (3) members of the Board of Managers, pursuant to Section 6.3(a), then Lone Star or Welspun, as applicable, shall have preemptive rights and the following Section 8.11 shall automatically become applicable.  If following such time, the Company or any of its subsidiaries desires to issue any equity securities of any class including any Interests (the “Proposed Issuance”), it shall first give not less than twenty-five (25) days Notice (the “Notice of Proposed Issuance”) to the applicable Member that no longer has a right to designate members to the Board of Managers (the “Disenfranchised Member”) which shall state the amount, type and other terms and conditions of the Proposed Issuance.  The Disenfranchised Member shall be entitled to purchase its pro rata share of the Proposed Issuance, on the same terms and conditions as those applicable to other purchasers, such that the Disenfranchised Member shall have the same Percentage Interest before and after the consummation of such proposed issuance.  Within fifteen (15) days of receiving the Notice of Proposed Issuance, the Disenfranchised Member shall provide Notice to the Company whether it elects to purchase its share of the Proposed Issuance, which may be either its full pro rata share or any portion thereof.  If the Disenfranchised Member has not exercised its right to purchase any of its pro rata share of the Proposed Issuance fifteen (15) days after receiving the Notice of Proposed Issuance, the Disenfranchised Member shall be deemed to have waived its rights under this Section 8.11 with respect to, and only with respect to, the purchase of the Proposed Issuance specified in the Notice of Proposed Issuance that the Disenfranchised Member did not provide Notice of its election to purchase.  For purposes of this paragraph, the Disenfranchised Member’s “pro rata share” shall be determined by calculating the proportion of equity interest the Disenfranchised Member holds as compared to all then outstanding equity interests (and, in the case of a subsidiary of the Company, the pro rata share shall be determined as if the owners of the Company owned the Company’s interest in the subsidiary).

8.12         Call Right.

(a)           Following a Lone Star Change of Control, Welspun may, at its option, purchase all, but not less than all, of Lone Star’s (and its Affiliates’) Common Interest, Preferred Interest, Company Loan and Bridge Financing at the Call Exercise Price (as defined herein) in the manner provided in this Section 8.12 so long as Welspun provides the Call Notice (as defined below) within 90 days following Welspun’s receipt of Notice of a Lone Star Change of Control.

(b)           Following a Welspun Change of Control, Lone Star may, at its option, purchase all, but not less than all, of Welspun’s (and its Affiliates’) Common Interest, Preferred Interest, Company Loan and Bridge Financing at the Call Exercise Price in the manner provided in this

Section 8.12 so long as Lone Star provides the Call Notice within 90 days following Lone Star’s receipt of Notice of a Welspun Change of Control.

(c)           The Member electing to initiate the call option pursuant to Sections 8.12(a) or (b) (the “Call Initiating Member”) shall give Notice (the “Call Notice”) to the other Member (the “Call Selling Member”).  The Call Notice shall be irrevocable and shall not be given while a sale is pending under Sections 8.5, 8.6, 8.8 or 8.9.  The Call Notice shall specify the date on which the closing shall occur (the “Call Closing Date”), which shall be no later than the later of (x) 75 days after the date of the Call Notice and (y) receipt of all required regulatory approvals.  At least 3 days prior to the Call Closing Date, the Call Selling Member shall provide an estimate of the Additional Return to the Call Initiating Member.  Following the Call Closing Date, in the event that the final amount of the Additional Return is different than the estimate provided pursuant to the preceding sentence, the Call Selling Member may submit an invoice to the Call Initiating Member for the amount of the difference, and the Call Initiating Member shall pay such amounts within 30 days in U.S. dollars in immediately available funds.

(d)           The price for the Common Interest, Preferred Interest, Company Loan and Bridge Financing of the Call Selling Member (the “Call Exercise Price”) shall equal the sum of:

(i)            the Common Interests Value;

(ii)           the outstanding amount of all Preferred Interests held by the Call Selling Member and its Affiliates, including all accrued and unpaid dividends to and including the Call Closing Date;

(iii)          the outstanding amount of all Company Loans held by the Call Selling Member and its Affiliates including all accrued and unpaid interest to and including the Call Closing Date;

(iv)          the outstanding amount of all Bridge Loans held by the Call Selling Member and its Affiliates, including all accrued and unpaid interest to and including the Call Closing Date; and

(v)           the Additional Return

(e)           The closing transaction contemplated by this Section 8.12 shall occur in the U.S. and the Call Exercise Price shall be paid through U.S. financial institutions in U.S. dollars in immediately available funds.  If the Call Initiating Member defaults in its obligation to complete the transaction by the later to occur of the Call Closing Date and the receipt of any required regulatory approvals for such transaction, then, at the Call Selling Member’s option, (i) the Call Initiating Member’s right to complete the transaction shall be terminated and the Call Selling Member shall have no further obligations under this Section 8.12 or (ii) the Call Selling Member may enforce the Call Initiating Member’s obligation through specific performance, but the Call Exercise Price shall be increased by 10 percent.

ARTICLE 9

DISSOLUTION AND TERMINATION

9.1           Events Causing Dissolution.

Except as otherwise expressly provided herein, the Company shall be dissolved upon the first to occur of the following events:

(a)           the unanimous agreement in writing by the Members to dissolve the Company;

(b)           the sale or other disposition of substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom;

(c)           upon the occurrence of an event that terminates the continued membership of the last remaining Member of the Company;

(d)           upon the occurrence of an event whereby the Business is rendered inoperable for a period of twelve (12) consecutive months by reason of acts of God, strikes, lockouts, unavailability of materials, failure of power, prohibitive governmental laws or regulations, riots, insurrections, war or other reason beyond the Company’s reasonable control; provided, however, that the Company shall not be dissolved pursuant to this Section 9.1(d) until, in each of the aforesaid circumstances, the Members have diligently and in good faith sought to abate and remove the circumstances causing such inoperability;

(e)           the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(f)            the termination of the Contribution Agreement prior to the Closing Date (as defined in the Contribution Agreement).

Notwithstanding the foregoing, upon an Event of Withdrawal of a Member or upon the occurrence of any other event which terminates the continued membership of a Member in the Company (other than the last remaining Member of the Company), the Company shall not be dissolved and the Business of the Company shall continue subject to the terms and conditions of this Agreement.  Each Member hereby specifically consents to such continuation of the Business of the Company upon the Event of Withdrawal of any Member (other than the last remaining Member).  Immediately upon an Event of Withdrawal of a Member caused by (a) the making of an assignment for the benefit of creditors, (b) being subject to bankruptcy (as defined in the Act) or (c) appointment of a trustee or receiver for the Member or for all or any substantial part of its property, such Member shall not be entitled to participate in the management of the business and affairs of the Company or to exercise the rights of a Member, including the right to vote, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records.  Such Member shall only be entitled to receive the share of distributions and profits, including distributions representing the return of Capital Contributions, to which such Member would otherwise be entitled with respect to its Interest.

9.2           Notices to Secretary of State.

As soon as possible following the occurrence of the events specified in Section 9.1 hereof and the completion of the winding up of the Company, the Company shall file a Certificate of Cancellation with the Secretary of State of Delaware which cancels the Certificate of Formation.

9.3           Cash Distributions upon Dissolution.

Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Section 9.1 hereof, the Board of Managers shall proceed to wind up the affairs of and liquidate the Company.  The costs of liquidation shall be borne as a Company expense.  If the Board of Managers determines that it would be in the best interest of the Members to distribute any Property to the Members in-kind (which distributions do not, as to the in-kind portions, have to be in the same proportions as they would be if cash were distributed, but all such in-kind distributions shall be taken into account at fair market value as determined in accordance with Section 4.6), then the Board of Managers may either defer liquidation of, and withhold from distribution for a reasonable time, any Property except that which is necessary to satisfy the Company’s Liabilities or distribute the Property to the Members in-kind.  The Liquidation Proceeds shall be applied and distributed in the following order of priority:

(a)           First, to the payment of debts, Liabilities and obligations of the Company in the order of priority as provided by Law (including Company Loans or any other loans or advances that may have been made by any of the Members to the Company) and the expenses of liquidation.

(b)           Second, to the establishment of any reserve that the Board of Managers may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company.  Such reserve may be paid over by the Board of Managers to an escrow agent to be held for disbursement in payment of any of the aforementioned Liabilities and, at the expiration of such period as shall be deemed advisable by the Board of Managers, for distribution of the balance in the manner provided in this Article 9.

(c)           Third, to the extent not previously paid under Section 9.3(a) or (b), in the order of priority set forth in Sections 4.3(a) through 4.3(c).

ARTICLE 10

ACCOUNTING AND BANK ACCOUNTS

10.1         Fiscal Year and Accounting Method.

The Fiscal Year and taxable year of the Company shall be as designated by the Board of Managers in accordance with the Code, provided that initially the Fiscal Year of the Company shall be as set forth in the definition thereof.  The Board of Managers shall also determine the accounting method to be used by the Company.

10.2         Books and Records.

(a)           The books and records of the Company shall be maintained at its principal place of business.

(b)           The Company shall keep the following books and records:

(i)            true and full information regarding the status of the Business and financial condition of the Company;

(ii)           copies of the Company’s federal, state and local income tax return and sales and use tax returns for each taxable year or other taxable period;

(iii)          a current list of the name and last known business, residence or mailing address of each Member and each member of the Board of Managers;

(iv)          copies of this Agreement, the Certificate of Formation and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which the Agreement, Certificate of Formation and all amendments thereto, have been executed;

(v)           true and full information regarding the amount of cash and a description and statement of the agreed value of any property or services contributed by each Member and that each Member has agreed to contribute in the future, and the date on which each became a Member; and

(vi)          other information regarding the affairs of the Company as is just and reasonable.

(c)           Each Member (or such Member’s designated representative(s) or agents) shall have the right, during ordinary business hours and upon reasonable Notice, to inspect and copy, and/or otherwise conduct an independent audit or investigation of (in each case at such

Member’s own expense) the books and records of the Company, including those required to be kept by Section 10.2(b) hereof or those described in Section 10.3 hereof.

10.3         Books, Financial Reports and Compliance.

(a)           The Board of Managers shall or shall cause the Company to keep proper and complete records and books of account in which shall be entered all transactions and other matters relative to the Company’s Business.  The Company’s books and records shall be prepared in accordance with GAAP consistent with the standards and policies required by the accounting staff of the SEC for a public company that is required to comply with the Sarbanes-Oxley Act of 2002 as an “accelerated filer” or a “large accelerated filer” as such terms are defined in the regulations of the SEC (as amended, including any successor statute), and regulations promulgated thereunder to the same extent as Lone Star (an “Accelerated 1934 Act Company”).  The Company, if requested by Lone Star, will take such steps as required as if it is an Accelerated 1934 Act Company.  The Company shall also prepare a set of books in accordance with Indian GAAP.

(b)           The Company shall provide the Members with the following reports and information:

(i)            no later than fifteen (15) days after the end of each Fiscal Year, the unaudited balance sheet of the Company as of the end of such Fiscal Year and the related unaudited profit and loss statement and statement of cash flows for the Fiscal Year then ended;

(ii)           no later than twenty-one (21) days after the end of each Fiscal Year, an annual consolidated financial statement of the Company prepared in reasonable detail and audited by the Auditors;

(iii)          no later than sixty (60) days after the end of each Fiscal Year, an estimate, and within ninety (90) days after the end of each Fiscal Year, a report, that shall include all necessary tax reporting information required by the Members for preparation of their federal, state and local income or franchise tax returns, including each Member’s pro rata share of profits or losses and any other items of income, gain, loss and deduction for such Fiscal Year;

(iv)          no later than fifteen (15) days after the end of each of the first, second and third quarter of each Fiscal Year, unaudited balance sheet of the Company as of the end of such quarter and the related unaudited profit and loss statement and statement of cash flows (for such quarter and for the year-to-date), together with an analysis of the operating results of the Company as compared to the Annual Business Plan and as compared to prior comparable periods and a summary description of Company operations, marketing and sales during such quarter and projected operations during the balance of the Fiscal Year;

(v)           no later than five (5) days after each month-end, unaudited income statements and operating statistics of the Company for such month, together with an analysis of the operating results of the Company as compared to the Annual Business Plan and a summary description of Company operations, marketing and sales during such month;

(vi)          promptly after receipt thereof, all other reports or statements prepared by the Auditors; and

(vii)         as promptly as practicable, a copy of the Annual Business Plan for each Fiscal Year.

(c)           Welspun acknowledges that Lone Star may be required to consolidate the financial results of the Company and its subsidiaries with Lone Star’s own financial results and Welspun and Lone Star shall ensure that the Company and each of its subsidiaries is operated in accordance with the laws and regulations that are applicable to companies that are publicly traded in the United States.

(d)           Welspun will fully cooperate with Lone Star in implementing, monitoring and maintaining compliance at the Company and each of its subsidiaries with the anti-corruption policy attached hereto as Exhibit B.

(e)           Lone Star acknowledges that Welspun may be required to consolidate the financial results of the Company and its subsidiaries with Welspun’s own financial results, and the Company shall provide Welspun with the necessary information for such consolidation.

10.4         Tax Returns and Elections.

(a)           It is intended that the Company be classified as a partnership for federal income tax purposes.

(b)           The Company shall not file any election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership.  The Company shall not elect, pursuant to Code Section 761(a), to be excluded from the provisions of subchapter K of the Code.

(c)           To ensure that Interests are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704-1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Treasury Regulations Section 1.7704-1(c) (collectively, a “Public Market”), notwithstanding anything to the contrary contained herein:

(i)            the Company shall not participate in the establishment of any such Public Market or the inclusion of its Interests thereon; and

(ii)           the Company shall not recognize any Transfer made on any Public Market by:

(A)          redeeming the transferor Member (in the case of a redemption or repurchase by the Company); or

(B)           admitting the transferee as a Member or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

(d)           Except as provided in Section 10.4(b) hereof, relating to the tax classification of the Company, the Board of Managers may make, or not make, in its sole and absolute discretion, any tax election or consent provided under the Code, or any provision of state, local or foreign tax law.  All decisions and other matters concerning the computation and allocation of items of income, gain, loss, expense, deduction and credits among the Members, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers.  Any determination made pursuant to this Section 10.4(d) by the Board of Managers shall be conclusive and binding on all Members.

(e)           In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Board of Managers may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith.

(f)            Unless otherwise determined by the Board of Managers, Lone Star shall serve as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Member”).  The Tax Matters Member shall not, without the written consent of all Members, agree to or grant any extension or waiver of any statute of limitations period or otherwise extend the period in which any Tax may be assessed or collected.  If any state or local tax law provides for a tax matters partner or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity.  In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent required or allowed by law.  Expenses incurred by Lone Star as the Tax Matters Member or in similar capacity as set forth in this Section 10.4(f) shall be borne by the Company.  Such expenses shall include fees of attorneys and other professional accountants, appraisers and experts, filing fees and reasonable out-of-pocket costs.

10.5         Bank Accounts.

All funds of the Company shall be deposited in a separate bank, money market or similar accounts approved by the Board of Managers and in the Company’s name.  Withdrawals therefrom shall be made only by persons authorized to do so by the Board of Managers.

ARTICLE 11

CERTAIN COVENANTS

11.1         Non-Solicitation.

Except as set forth herein, each Member, by and on behalf of itself and its respective Affiliates, covenants that it shall not, and its Affiliates shall not, directly or indirectly for so long as such Member remains a Member without the written consent of the other Member and for a period of two (2) years thereafter, solicit, encourage to leave employment, or hire any officer or employee of the Company or any employee of the other Member and such other Member’s Affiliates, except that the foregoing shall not prohibit (i) any Member or its Affiliates from soliciting or employing any individual who has received notice of termination from, or has ceased to be employed by, the Company, the other Member or any Affiliates of the other Member prior to the first time such individual discussed with any representative of such Member or its Affiliates employment by such party and (ii) any Member or its Affiliates from employing an individual who responds to a general solicitation of employment by such party.

11.2         Non-Competition

(a)           From the date hereof through a period of one (1) year from the date of the expiration or termination of this Agreement, or a period of one (1) year following the date of termination or dissolution of the Company, or the date when Lone Star or Welspun cease to have an Interest in the Company, whichever is longer (the “Non-Competition Period”), Welspun shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Competing Business in North America; provided, however, that the restrictions contained in this Section 11.2(a) shall not restrict (i) the acquisition by Welspun, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Competing Business, (ii) Welspun from acting as a sales agent for a Third Party or (iii) Welspun from selling the types of products currently manufactured at any manufacturing facility owned or leased by Welspun or its Affiliates on the date hereof.  Notwithstanding anything to the contrary, if any third party not currently an Affiliate of Welspun as of the date hereof during the Non-Competition Period (i) acquires fifty percent (50%) or more of the voting securities of Welspun or an Affiliate, including by way of merger or any other business combination with Welspun or an Affiliate, (ii) acquires all or substantially all assets of Welspun or an Affiliate, or (iii) otherwise acquires the right to appoint a majority of the board seats of Welspun or an Affiliate, then nothing in this Section 11.2(a) shall be a limitation on any activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than Welspun or any of its respective Affiliates which are acquired and are subject to the provisions of this Section 11.2(a) at the time of such acquisition, and which shall remain subject to this Section 11.2(a) after such acquisition).

(b)           During the Non-Competition Period, Lone Star shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Competing Business in North America; provided, however, that the restrictions contained in this Section 11.2(b) shall not restrict (i) the acquisition by Lone Star, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Competing Business, (ii) Lone Star from acting as a sales agent for a Third Party or (iii) Lone Star from selling the types of products currently manufactured at any manufacturing facility owned or leased by Lone Star or its Affiliates on the date hereof.  Notwithstanding anything to the contrary, if any third party not currently an Affiliate of Lone Star as of the date hereof during the Non-Competition Period (i) acquires fifty percent (50%) or more of the voting securities of Lone Star or an Affiliate, including by way of merger or any other business combination with Lone Star or an Affiliate, (ii) acquires all or substantially all assets of Lone Star or an Affiliate, or (iii) otherwise acquires the right to appoint a majority of the board seats of Lone Star or an Affiliate, then nothing in this Section 11.2(b) shall be a limitation on any activities of such acquiring party or any entity directly or indirectly controlling, controlled by or under common control with such acquiring party (other than Lone Star or any of its respective Affiliates which are acquired and are subject to the provisions of this Section 11.2(b) at the time of such acquisition, and which shall remain subject to this Section 11.2(b) after such acquisition).

11.3         Miscellaneous Agreements.

Each Member hereby agrees that simultaneously with the delivery of the additional capital contributions required by Section 3.2(a)(i) hereof, such Member shall, and/or shall cause those of its Affiliates which are parties thereto (including the Company), execute and deliver each of the following documents:

(a)           the Mutual Services Agreement;

(b)           Lone Star Trademark License;

(c)           Welspun Trademark License; and

(d)           the Contribution Agreement.

11.4         Loan Arrangement.

(a)           Each of Lone Star and Welspun agree that they will work together to attempt to arrange for (i) term loan facilities or a bond facility for the Company in an aggregate amount of $33,000,000 or more as may be commercially viable (the “Project Financing”) and (ii) working capital loan facilities for the Company in an aggregate amount of $20,000,000 or more (the “Working Capital Loan”, together with the Project Financing, the “Loan”), in each case, on terms and conditions which are acceptable to the Board of Managers.  Neither Lone Star nor Welspun shall be obligated to guarantee or provide any other credit support in order for the Company to secure any loans, and the Loan and any future financing obtained by the Company shall be with recourse solely to the Company and its assets.  Notwithstanding the prior sentence, either Lone Star or Welspun may guarantee or provide any other credit support in order for the Company to secure any Project Financing or other loans, in their sole discretion.  For the avoidance of doubt, the Working Capital Loan shall not reduce the Capital Contributions pursuant to Sections 3.2 and 3.3.

(b)           If after both Members have paid all their Capital Contributions to the Company and the Company requires additional capital but the Project Financing is not available, then the Members shall use their commercially reasonable efforts, subject to mutually acceptable documentation, to provide bridge financing (“Bridge Loans”) in proportion to each Member’s Percentage Interest on the terms set forth on Schedule D, and in the event that one of the Members is unable to provide such bridge financing, the other Member may provide, in its sole discretion, the Bridge Loans on the terms set forth on Schedule D.

11.5         Conflicting Agreements.

Each Member represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Interests, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to its Interests inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Member under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Interests or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Interests in any manner that is inconsistent with this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1         Title to Property.

Title to the Property shall be held in the name of the Company.  No Member shall individually have any ownership interest or rights in the Property except indirectly by virtue of such Member’s ownership of an Interest.  No Member shall have any right to ask for or obtain a partition of any of the assets of the Company, nor shall any Member have the right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

12.2         Waiver of Default.

No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement.  Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

12.3         Amendment.

This Agreement shall not be altered, modified or changed except by an amendment approved in writing by all of the Members or as provided in Section 6.7.

12.4         No Third Party Rights.

None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any Third Parties, including creditors of the Company.  The Members expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other Person.

12.5         Severability.

In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

12.6         Nature of Interest in the Company.

A Member’s Interest shall be personal property for all purposes.

12.7         Binding Agreement.

Subject to the restrictions on the disposition or Transfer of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

12.8         Headings.

The headings of the articles and sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

12.9         Word Meanings.

(a)           The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The singular shall include the plural, and vice versa, unless the context otherwise requires.

(c)           Any reference in this Agreement to $ or cash shall mean U.S. dollars.  All monetary amounts referenced herein shall be, unless otherwise specifically referenced, U.S. dollar amounts.

(d)           When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

12.10       Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

12.11       Entire Agreement.

This Agreement, together with all schedules and exhibits hereto, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

12.12       Partition.

The Members agree that the Property is not and will not be suitable for partition. Accordingly, each Member hereby irrevocably waives any and all right that it may have to maintain any action for partition of all or any portion of the Company’s property, including the Spiral Weld Mill, or to file a complaint or institute any proceeding at law or in equity to have such property partitioned.  Each Member, for itself, its successors, representatives and assigns, hereby waives any right to proceed under any applicable law or otherwise to partition any such property.  Any creditor of a Member shall have recourse only against such Member’s Interest in the Company, but such creditor shall not have any recourse against the property of the Company.

12.13       Arbitration.

Except as provided in this Section 12.13 and Sections 5.6 and 8.7, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be resolved exclusively by binding arbitration (the “Arbitration”) conducted before a single arbitrator (the “Sole Arbitrator”) in London, England, pursuant to the United Nations Commission on International Trade Law (“UNCITRAL”) rules and administered by the London Court of International Arbitration (“LCIA”).  The language of the arbitration shall be English.  Each Person involved in such arbitration shall pay its own legal fees and expenses in connection with any such arbitration and the Persons involved therein shall share equally the fees and expenses of the LCIA and the Sole Arbitrator.  The Sole Arbitrator shall be an attorney mutually agreed upon by the parties to the Arbitration or, if no agreement can be reached, to be determined by the LCIA.  All Arbitration proceedings and sessions shall be private and confidential, and no one other than the parties and their legal representatives may attend without the consent of the parties or by Order of the Sole Arbitrator.  All information disclosed in the course of any and all Arbitration proceedings and sessions shall be maintained in strict confidence except to the extent disclosure of any such information is required by Law.  The prevailing party shall be entitled to any appropriate relief (including monetary damages, if any), as well as reimbursement of all its actual costs (including Sole Arbitrator’s fees and fees payable to the LCIA) and attorneys’ fees from the opposing party or parties.  The decision of the Sole Arbitrator, and any award pursuant thereto, shall be final, binding and conclusive on the Persons involved therein and not be appealable on the merits.  Final judgment on any such decision and any award may be entered by a court of competent jurisdiction.  Notwithstanding the foregoing, this Section 12.13 shall not prohibit any Person from pursuing equitable relief (including immediate, preliminary and permanent injunctive relief) to which it may be entitled in any court of competent jurisdiction in order to (A) preserve the status quo pending resolution of the dispute at issue or (B) seek equitable relief under Section 12.14.

12.14       Confidentiality.

(a)           The provisions of this Agreement and all proprietary information pertaining to the Business, financial condition, strategies, plans, policies, inventions, trade secrets, intellectual property, computer programs, projections, pricing, or processes of the Company or provided or disclosed by the Company to a Member, or by one Member to another Member or by the Company or a Member to such Member’s or the other Member’s directors, officers, partners, employees, advisors or agents, shall be confidential, and shall not be disclosed or otherwise released to any other Person without the unanimous written consent of the Members; provided, however, that any Member may disclose any such information, on a “need to know” basis, to (i) the directors, officers, partners, employees, counsel, auditors, consultants, lenders, insurance providers and brokers of such Member and its Affiliates, and to credit rating agencies and (ii) as required in order to file such Member’s applicable tax returns.

(b)           The obligations of a Member under Section 12.14(a) hereof shall not apply to confidential information (i) that is received by such Member from a Person who is not a Member or related to a Member and who has the right to give the information to such Member and who does not require that such Member keep such information confidential, (ii) that is or becomes public knowledge through no fault of such Member, (iii) the disclosure of which is required by applicable Law or (iv) that a Member is required to disclose pursuant to the rules and regulations of the SEC; provided, that prior to disclosing confidential information pursuant to clause (iii) of this Section 12.14(b), such Member shall give Notice to the Company and the other Member, which shall describe the information proposed to be disclosed and state the basis upon which such disclosing Member believes the information is required to be disclosed, all so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the Member will cooperate with the Company (at the Member’s sole cost and expense) to obtain such protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, the Member will disclose only that portion of the above referenced information which, in the reasonable opinion of its legal counsel, is legally required to be disclosed and the Member will use its reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)           The covenants and undertakings contained in this Section 12.14 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 12.14 will cause irreparable injury to the non-breaching Member, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 12.14 will be inadequate.  Therefore, the non-breaching Member will be entitled to entry of an injunction, a restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 12.14 without the necessity of proving actual damages or posting any bond whatsoever.  The rights and remedies provided by this Section 12.14 are cumulative and in addition to any other rights and remedies which the non-breaching Member may have hereunder or at Law or in equity.

(d)           The obligations of the Members under this Section 12.14 hereof shall terminate upon the termination of the Company in accordance with Section 2.5 hereof, except as to the Company’s intellectual property, which shall continue indefinitely.

12.15       Governing Law.

This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

12.16       Notices.

Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by facsimile or registered or certified mail, return receipt requested, postage and charges prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Section 2.2 hereof, or to such other address as the Company may from time to time specify by Notice to the Members; if to a Member, to such Member at the address set forth below or to such other address as such Member may from time to time specify by Notice to the Company; if to a member of the Board of Managers, to such member of the Board of Managers, at the address as such member of the Board of Managers may from time to time specify by Notice to the Company.  Any such Notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

If to Welspun, to:

Welspun Pipes, Inc.
c/o Welspun Gujarat Stahl Rohren Limited
Village Vadadla
Taluka Vagra
Dahej Road
Dist. Bharuch
Gujarat, India
Facsimile: +91 22 2490-8020/21
Attn: Executive Director

With a copy to:

Majmudar & Co.
96, Free Press House
Free Press Journal Road
Nariman Point
Mumbai (Bombay) 400 021
India
Facsimile: +91 22 6630-7252
Attn: Akil Hirani

If to Lone Star, to:

Lone Star Technologies, Inc.
15660 N. Dallas Pkwy., Suite 500
Dallas, TX 75248
United States of America
Facsimile:  +1 972-770-6471
Attn:  General Counsel

With a copy to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Facsimile:  +1 214-746-7777
Attn: Mary R. Korby

12.17       Waiver of Notice.

Whenever any notice is required by the Act, the Certificate of Formation or this Agreement, to be given to any member of the Board of Managers or to any Member, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company’s records, shall be deemed equivalent thereto.

12.18       Expenses.

Except as otherwise expressly provided in this Agreement, each Member will bear and be responsible for costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

12.19       Member’s Representatives.

Each Member shall designate by Notice to the other Member one individual representative (and an alternate for such representative) who will represent such Member for purposes of giving approvals or consenting to any proposed action requiring the approval or consent of the Members. Each Member may, from time to time, change the individuals designated by it as its representative or its alternate but only upon Notice given to the other Member.  Each such Member hereby represents that its representative or, if such representative is absent or unavailable, its alternate, is or shall be authorized to provide any approval or consent which may be required or requested hereunder from such Member and the other Member may rely conclusively upon the signature and authority of such representative or alternate to deliver or grant such approval or consent on behalf of such Member without determining that such representative or alternate is acting with the consent or approval of such Member, or its board of directors or shareholders or other governing body.  The Members hereby represent that the following individuals are or shall be authorized to act as their respective representatives and alternates pursuant to this Agreement to serve until their respective successors are designated in the manner provided herein:

Lone Star	Representative	Rhys Best

	First Alternate	Chuck Keszler

Welspun	Representative	B.K. Mishra

	First Alternate	Akhil Jindal

12.20       Guarantee of the Obligations of Welspun.

Subject to the terms, limitations and conditions set forth herein, Welspun Parent hereby unconditionally, irrevocably and absolutely guarantees to Lone Star (and its successors and assigns) from the date hereof until the second anniversary of the date hereof, the due and punctual performance and discharge of all of Welspun’s (and any assignee of Welspun) obligations up to a maximum of $23,400,000 less the product of (I) Welspun’s Percentage Interest times (II) the actual amount that the Project Financing exceeds $33,000,000 (collectively, the “Welspun Capital Contributions Obligations”).  The guarantee under this Section 12.20 is a guarantee of timely payment and performance of the Welspun Capital

Contributions Obligations by Welspun Parent as primary obligor and not merely of collection.  Welspun Parent unconditionally waives: (i) any right to receive demands, protests, or other notices of any kind or character whatsoever, as the same may pertain to Welspun Parent (including any notice of Transfer to an assignee of Welspun), (ii) any right to require Lone Star to proceed first against Welspun or to pursue any other remedy and (iii) all suretyship and other defenses of every kind and nature. Welspun Parent is a party to this Agreement solely for the purposes of this Section 12.20.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

MEMBERS:

LONE STAR TECHNOLOGIES, INC.

By:	/s/ Rhys J. Best
Name: Rhys J. Best
Title: Chairman/CEO

SIGNATURE PAGE TO
LIMITED LIABILITY COMPANY AGREEMENT

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

MEMBER:

WELSPUN PIPES, INC.

By:	/s/ Akhil Jindal
Name: Akhil Jindal
Title: Authorized Signatory

GUARANTOR:

WELSPUN GUJARAT STAHL ROHREN LIMITED

By:	/s/ B.K. Goenka
Name: B.K. Goenka
Title: Vice Chairman and Managing Director

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

WELSPUN-LONE STAR TUBULARS LLC

By:	/s/ Nikhil Amin
Name: Nikhil Amin
Title: Acting President